The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to the securities has become effective under the Securities Act of 1933. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-277603

SUBJECT TO COMPLETION, DATED AUGUST 11, 2026

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated March 1, 2024)

INTERCONTINENTAL EXCHANGE, INC.

$    FLOATING RATE SENIOR NOTES DUE 20

$     % SENIOR NOTES DUE 20

$     % SENIOR NOTES DUE 20

$     % SENIOR NOTES DUE 20

$     % SENIOR NOTES DUE 20

Intercontinental Exchange, Inc. (“ICE”) is offering $    initial aggregate principal amount of Floating Rate Senior Notes due 20 (the “floating rate notes”), $     initial aggregate principal amount of     % Senior Notes due 20   (the “20   notes”), $     initial aggregate principal amount of     % Senior Notes due 20   (the “20   notes”), $     initial aggregate principal amount of     % Senior Notes due 20   (the “20   notes”) and $     initial aggregate principal amount of     % Senior Notes due 20   (the “20   notes” and, together with the 20   notes, the 20   notes and the 20   notes, the “fixed rate notes,” and the fixed rate notes together with the floating rate notes, the “notes”). The floating rate notes will mature on    , 20  . The 20   notes will mature on     , 20  , the 20   notes will mature on     , 20  , the 20   notes will mature on     , 20  , the 20   notes will mature on     , 20  . Interest on the notes will accrue on the notes from and including     , 2026. The floating rate notes will bear interest at a rate equal to Compounded SOFR (as defined herein) plus     basis points per annum, payable quarterly in arrears on each    ,    , and    , beginning on    , 2026. Interest on the fixed rate notes will be payable semi-annually in arrears on each      and     , beginning on     , 2027.

On July 29, 2026, we entered into an Agreement and Plan of Merger with Igloo Merger Sub II, Inc., a Delaware corporation and a wholly owned subsidiary of ICE (“Merger Sub”), and MarketAxess Holdings Inc., a Delaware corporation (“MarketAxess”), pursuant to which Merger Sub will merge with and into MarketAxess, with MarketAxess surviving as a wholly owned subsidiary of ICE (the “MarketAxess Acquisition”), subject to the satisfaction of customary closing conditions, including the receipt of MarketAxess stockholder approval, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the receipt of other requisite regulatory approvals, and the absence of any law or order of a governmental entity of competent jurisdiction that is in effect and restrains, enjoins or otherwise prohibits consummation of the MarketAxess Acquisition for aggregate consideration of $167.00 per share in cash, or approximately $6.0 billion in the aggregate, consisting entirely of cash.

We intend to use the net proceeds from the offering of the notes, together with anticipated borrowings under a new senior unsecured term loan facility, the issuance of commercial paper under our commercial paper program and/or borrowings under our revolving credit facility, cash on hand or other immediately available funds, or borrowings under the Bridge Facility (as defined herein), to finance the purchase price of the MarketAxess Acquisition and to pay related fees, commissions and expenses.

In the event that we do not consummate the MarketAxess Acquisition on or prior to July 29, 2027, (subject to up to two automatic extensions of six months each, to January 29, 2028 and to July 29, 2028, respectively, if U.S. antitrust clearance or any other requisite regulatory approval (or a related Restraint) (as defined herein) remains outstanding and all other conditions to closing are satisfied (or in the case of conditions that by their terms are to be satisfied at the closing, are capable of being satisfied if the closing were to occur on such date) at each extension date (the “outside date”)), or the Merger Agreement is terminated at any time prior to the outside date, we will be required to redeem all of the 20   notes and the 20   notes (collectively, the “SMR notes”) on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the SMR notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date. See “Description of Notes—Redemption—Special Mandatory Redemption.”

Holders of the floating rate notes, 20   notes and the 20   notes (collectively, the “non-SMR notes”) will not be entitled to any special mandatory redemption right. If we do not consummate the MarketAxess Acquisition on or prior to the outside date, we intend to use the net proceeds from the offering of the non-SMR notes for general corporate purposes, which may include, but is not limited to, paying down a portion of the amounts outstanding under our Commercial Paper Program and/or the repurchase or redemption of some or all of our outstanding senior notes. See “Use of Proceeds.”

We may redeem the fixed rate notes in whole or in part at any time at the redemption prices described in this prospectus supplement under the heading “Description of Notes—Redemption—Optional Redemption.” The floating rate notes will not be redeemable prior to their maturity.

The notes will be general unsecured obligations of ICE and will rank equally in right of payment with all existing and future indebtedness and other obligations of ICE that are not, by their terms, expressly subordinated in right of payment to the notes.

The notes will not be listed on any securities exchange. Currently there are no public markets for the notes and ICE cannot provide any assurances that active public markets for the notes will develop.

Investing in the notes involves certain risks. See “Risk Factors” included or incorporated by reference herein, as described beginning on page S-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Per Floating Rate Note	Total for all Floating Rate Notes	Per 20 Note		Total for all 20 Notes	Per 20 Note		Total for all 20 Notes	Per 20 Note		Total for all 20 Notes	Per 20 Note		Total for all 20 Notes
Public offering price(1)%	$		%	$		%	$		%	$		%	$
Underwriting discounts %	$		%	$		%	$		%	$		%	$
Proceeds, before expenses, to us(1)%	$		%	$		%	$		%	$		%	$

(1)	Plus accrued interest, if any, from , 2026, if settlement occurs after that date.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A. and Euroclear Bank, S.A./N.V., as operator of the Euroclear system, against payment in New York, New York on or about     , 2026, which is the seventh business day after the date of this prospectus supplement (T+7). See “Underwriting.”

Joint Book-Running Managers

BofA Securities	Wells Fargo Securities

MUFG (for the 20 notes)	Citigroup (for the floating rate notes and 20 notes)	Fifth Third Securities (for the 20 notes)	PNC Capital Markets LLC (for the 20 notes)

Prospectus Supplement dated     , 2026

PROSPECTUS SUPPLEMENT

PROSPECTUS

Neither we nor the underwriters have authorized anyone to provide you with information other than the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein as described under “Where You Can Find Additional Information,” or any free writing prospectus that we file with the Securities and Exchange Commission (“SEC”). Neither we nor the underwriters take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus may be used only for the purposes for which they have been published. You should not assume that the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the cover page of those respective documents or the date of the relevant incorporated document, as applicable. Our business, financial condition, results of operations or prospects may change after those dates. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer is not permitted.

The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons outside of the United States who come into possession of this prospectus supplement and the accompanying prospectus are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus

S-i

supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See “Underwriting.”

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement relates to a prospectus which is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in the accompanying prospectus from time to time. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. Please carefully read both this prospectus supplement and the accompanying prospectus in addition to the information described in the section of this prospectus supplement entitled “Where You Can Find Additional Information.”

The registration statement that contains the accompanying prospectus (including the exhibits filed with and incorporated by reference in the registration statement) contains additional information about us and the notes offered under this prospectus supplement. That registration statement can be read on the SEC’s website.

Unless the context otherwise requires, in this prospectus supplement and the accompanying prospectus, (i) “ICE” refers to Intercontinental Exchange, Inc. and not to any of its subsidiaries and (ii) the terms “we,” “our” or “us” refer to ICE and its consolidated subsidiaries.

S-iii

WHERE YOU CAN FIND ADDITIONAL INFORMATION

ICE is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov and on our website at http://www.ice.com. Except for the documents referred to under this caption “Where You Can Find Additional Information” in this prospectus supplement and under the caption “Where You Can Find More Information” in the accompanying prospectus which are specifically incorporated by reference into this prospectus supplement and the accompanying prospectus, information contained on ICE’s website or that can be accessed through its website is not incorporated into and does not constitute a part of this prospectus supplement or the accompanying prospectus. ICE has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

ICE has filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of the registration statement and do not contain all of the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s website.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document. Any reports filed by us with the SEC on or after the date of this prospectus supplement and prior to the termination of this offering will automatically update and, where applicable, supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	Annual Report of Intercontinental Exchange, Inc. on Form 10-K for the fiscal year ended December 31, 2025, filed on February 5, 2026 (File No. 001-36198);

(2)	Quarterly Reports of Intercontinental Exchange, Inc. on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, filed on April 30, 2026 and July 30, 2026, respectively (File No. 001-36198);

(3)

Definitive Proxy Statement of Intercontinental Exchange, Inc. on Schedule 14A for the Annual Meeting of Stockholders on May 15, 2026, filed on March 31, 2026 (solely to the extent incorporated by reference into Part III of Intercontinental Exchange, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025) (File No. 001-36198);

(4)	Current Reports of Intercontinental Exchange, Inc. on Form 8-K dated May 15, 2026 (filed on May 19, 2026) and July 29, 2026 (filed on July 30, 2026) (Item 1.01 only) (File No. 001-36198); and

(5)

All documents filed by ICE under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), on or after the date of this prospectus supplement and before the termination of this offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus are delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus

S-iv

supplement or the accompanying prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 5660 New Northside Drive, Atlanta, GA 30328, telephone (770) 857-4700.

S-v

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference into this prospectus supplement contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be forward-looking statements.

These forward-looking statements relate to future events or our future financial performance and are based on our present beliefs and assumptions, as well as the information currently available to us. They involve known and unknown risks, uncertainties, and other factors that may cause our results, levels of activity, performance, cash flows, financial position or achievements to differ materially from those expressed or implied by these statements, and may include statements regarding the pending MarketAxess Acquisition.

Forward-looking statements may be introduced by or contain terminology such as “may,” “will,” “should,” “could,” “would,” “targets,” “goal,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or the antonyms of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, cash flows, financial position or achievements. Accordingly, we caution you not to place undue reliance on any forward-looking statements we may make.

Factors that may affect our performance and the accuracy of any forward-looking statements include, but are not limited to, those listed below:

•

conditions in global financial markets and domestic and international economic and social conditions, including inflation, changes to international trade policies and tariffs, risk of recession, political uncertainty and discord, geopolitical events and conflicts (including the conflicts in Ukraine and the Middle East) and sanctions laws;

•	global political conditions;

•

volatility in commodity prices and equity prices, and price volatility of financial benchmarks and instruments such as interest rates, credit spreads, equity indices, foreign exchange rates, and mortgage industry trends;

•

the business environment in which we operate and trends in our industries, including trading volumes, prevalence of clearing, demand for data services, mortgage lending and servicing activity, mortgage delinquencies, fees, changing regulations, competition (including from entrants or non-traditional competitors) and consolidation;

•	our ability to minimize the risks associated with operating clearing houses in multiple jurisdictions;

•

the global impact of the introduction of, or any changes to, laws, regulations, rules, government policies or tax or accounting requirements with respect to, among other things, financial markets and climate-related risks, as well as increased regulatory scrutiny or enforcement actions;

•	our exchanges’ and clearing houses’ compliance with their respective regulatory and oversight responsibilities;

•	the resilience of our electronic platforms and soundness of our business continuity and disaster recovery plans, including in the event of cyberattacks, cyberterrorism or other disruptions;

•

our ability to complete the MarketAxess Acquisition, realize the anticipated cost savings and synergies of the MarketAxess Acquisition, and successfully integrate MarketAxess with our business without material delay, higher than anticipated costs or difficulty or loss of key personnel;

•

our estimate of the total addressable market of the global fixed income marketplace, including our estimate of the increase in our total addressable market as a result of the MarketAxess Acquisition, and other industry projections;

S-vi

•

our ability to effectively pursue, implement and realize the anticipated cost savings, growth opportunities and synergies and other benefits from our past or future acquisitions and strategic investments within the expected time frame;

•

the impacts of computer and communications systems failures and delays, inclusive of the performance and reliability of our trading, clearing, data services and mortgage technologies and those of third-party service providers;

•

our ability to keep pace with technological developments and client preferences, including with regard to our emerging technology initiatives and the use of artificial intelligence in certain of our existing products;

•	our ability to ensure that the technology we utilize is not vulnerable to cyberattacks, hacking and other cybersecurity risks or other disruptive events or to minimize the impact of any such events;

•	the impact of climate-related risks and the impact of, and uncertainty related to, the transition to renewable energy, including regulatory and legislative changes;

•	our ability to keep information and data relating to the customers of the users of the software and services provided by our ICE Mortgage Technology business confidential;

•	the impacts of a public health emergency or pandemic on our business, results of operations and financial condition, as well as the broader business environment;

•

our ability to identify trends and adjust our business to benefit from such trends, including trends in the U.S. mortgage industry such as inflation rates, interest rates, new home purchases, refinancing activity, servicing activity, delinquencies and home builder and buyer sentiment, among others;

•	our ability to evolve our benchmarks and indices in a manner that maintains or enhances their reliability and relevance;

•

the accuracy of our cost and other financial estimates and our belief that cash flows from operations will be sufficient to service our debt (including the notes and other indebtedness to be incurred in connection with the MarketAxess Acquisition) and to fund our operational and capital expenditure needs;

•	our ability to incur additional debt and pay off our existing debt in a timely manner;

•	our ability to declare and pay dividends and repurchase shares of our common stock;

•	our ability to maintain existing market participants and data and mortgage technology customers, and to attract new ones;

•	our ability to offer additional products and services, leverage our risk management capabilities and enhance our technology in a timely and cost-effective fashion;

•	our ability to attract, develop and retain key talent;

•	our ability to protect our intellectual property rights and to operate our business without violating the intellectual property rights of others; and

•	potential adverse results of threatened or pending litigation and regulatory actions and proceedings.

These risks and other factors include, among others, those set out in the section entitled “Risk Factors” in this prospectus supplement and in Item 1(a) of ICE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, incorporated by reference herein, as well as other filings ICE makes with the SEC. Due to the uncertain nature of these factors, management cannot assess the impact of each factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

S-vii

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any of these statements to reflect events or circumstances occurring after the date of this prospectus supplement. New factors may emerge and it is not possible to predict all factors that may affect our business and prospects. We expressly qualify in their entirety all forward-looking statements attributable to us or any person acting on our behalf by the cautionary statements contained or referred to in this section.

S-viii

SUMMARY

This summary is not complete and does not contain all of the information that you should consider before buying the notes in this offering. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference from the Annual Report and the other incorporated documents, including in particular the section entitled “Risk Factors” of this prospectus supplement and in such incorporated documents, as well as our consolidated financial statements, incorporated by reference in this prospectus supplement and the accompanying prospectus, before making any investment decision.

Company Overview

We are a leading global provider of technology and data to a broad range of customers including financial institutions, corporations and government entities. Our products, which span major asset classes including futures, equities, fixed income and U.S. residential mortgages, provide our customers with access to mission critical tools that are designed to increase asset class transparency and workflow efficiency. We operate marketplaces, technology and provide data services in the U.S., United Kingdom, or U.K., European Union, or EU, Canada, Asia Pacific and the Middle East. Our business is conducted through three reportable segments:

•

Exchanges: We operate regulated marketplace technology for the listing, trading and clearing of a broad array of derivatives contracts and financial securities as well as data and connectivity services related to our exchanges and clearing houses.

•

Fixed Income and Data Services: We provide fixed income pricing, reference data, indices, analytics and execution services as well as global credit default swap, or CDS, clearing and multi-asset class data delivery technology.

•

Mortgage Technology: We provide a technology platform that offers customers comprehensive, digital workflow tools that aim to address inefficiencies and mitigate risks that exist in the U.S. residential mortgage market life cycle, from application through closing, servicing and the secondary market.

Our principal executive offices are located at 5660 New Northside Drive, 3rd Floor, Atlanta, Georgia 30328. Our main telephone number is (770) 857-4700, and our website is www.ice.com. Except for the documents referred to under the caption “Where You Can Find Additional Information” in this prospectus supplement and the accompanying prospectus which are specifically incorporated by reference into this prospectus supplement and the accompanying prospectus, information contained on ICE’s website or that can be accessed through its website is not incorporated into and does not constitute a part of this prospectus supplement or the accompanying prospectus. ICE has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

MarketAxess Acquisition

On July 29, 2026, we announced that we had entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Igloo Merger Sub II, Inc., a Delaware corporation and a wholly owned subsidiary of ICE (“Merger Sub”), and MarketAxess Holdings Inc., a Delaware corporation (“MarketAxess”), pursuant to which Merger Sub will merge with and into MarketAxess, with MarketAxess surviving as a wholly owned subsidiary of ICE (the “Merger”), in accordance with the terms and subject to the conditions set forth in the Merger Agreement (the “MarketAxess Acquisition”).

MarketAxess is a leading operator of electronic trading platforms for global institutional fixed income markets. MarketAxess connects approximately 2,100 institutional investors and broker-dealers across more than 90 countries, enabling electronic trading in corporate bonds, municipal bonds, emerging market debt, Eurobonds, U.S. Treasuries and other fixed income instruments.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of common stock, par value $0.003 per share, of MarketAxess (“MarketAxess Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares of MarketAxess Common Stock (i) owned by ICE, Merger Sub or any of their respective subsidiaries, (ii) held by MarketAxess as treasury stock or owned by any subsidiary of MarketAxess (other than shares held with respect to the MarketAxess 2022 Employee Stock Purchase Plan and related sub-plan) and (iii) owned by stockholders who have perfected and not withdrawn a demand for appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, will be converted into the right to receive $167.00 in cash per share, without interest (the “Merger Consideration”). The transaction values the equity value of MarketAxess at approximately $6.0 billion, with purchase consideration consisting entirely of cash. The transaction, which is not subject to a financing condition, is expected to close in the first half of 2027, subject to customary closing conditions, including (i) receipt of MarketAxess stockholder approval, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the receipt of the other requisite regulatory approvals, and (iv) the absence of any law or order of a governmental entity of competent jurisdiction that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.

A copy of the Merger Agreement is filed as an exhibit to ICE’s Current Report on Form 8-K dated July 29, 2026, and filed with the SEC on July 30, 2026 (the “Merger 8-K”), which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The foregoing description of the MarketAxess Acquisition and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. For more information regarding the MarketAxess Acquisition, see the Merger 8-K and any subsequently filed documents which are incorporated by reference herein.

We intend to use the net proceeds from the offering of the notes, together with anticipated borrowings under a new senior unsecured term loan facility, the issuance of commercial paper under our commercial paper program and/or borrowings under our revolving credit facility, cash on hand or other immediately available funds, or borrowings under the Bridge Facility (as defined below), to finance the purchase price of the MarketAxess Acquisition and to pay related fees, commissions and expenses.

On July 29, 2026, we entered into a financing commitment letter for a 364-day senior unsecured bridge facility in an aggregate principal amount not to exceed $6.20 billion (the “Bridge Facility”). The purpose of the Bridge Facility is to provide backup financing to fund, in part, the MarketAxess Acquisition and to pay related fees, commissions and expenses, if the permanent debt financing cannot be obtained. For additional information about the Bridge Facility, see “—Bridge Facility Commitment Letter” below.

This offering is not conditioned upon, and will be consummated before, the closing of the MarketAxess Acquisition. However, in the event that we do not consummate the MarketAxess Acquisition on or prior to July 29, 2027 (subject to two automatic extensions of six months each, to January 29, 2028 and to July 29, 2028, respectively, if U.S. antitrust clearance or any other requisite regulatory approval (or a related Restraint (as defined in “Description of Notes—Redemption—Special Mandatory Redemption”)) remains outstanding and all other conditions to closing are satisfied (or in the case of conditions that by their terms are to be satisfied at the closing, are capable of being satisfied if the closing were to occur on such date) at each extension date (the “outside date”)), or the Merger Agreement is terminated at any time prior to the outside date, we will be required to redeem all of the SMR notes at a redemption price equal to 101% of the aggregate principal amount of the SMR notes, plus accrued and unpaid interest on the SMR notes to, but excluding, the special mandatory redemption date as described under “Description of Notes—Redemption—Special Mandatory Redemption.”

Bridge Facility Commitment Letter

On July 29, 2026, ICE entered into a financing commitment letter (the “Commitment Letter”) with Bank of America, N.A. and BofA Securities, Inc. (collectively, the “Commitment Parties”) for a 364-day senior unsecured bridge facility (the “Bridge Facility”) in an aggregate principal amount not to exceed $6.20 billion. The commitments under the Bridge Facility will be reduced, in full or in part, by (i) the net cash proceeds received by us from this offering and (ii) any commitments we receive from lenders in connection with the effectiveness of a future term loan facility or an amendment to our revolving credit agreement. The funding of the Bridge Facility is subject to customary terms and conditions precedent for such borrowing as set forth in the Commitment Letter, including, among others, (i) the execution and delivery of definitive documentation consistent with the terms of the Commitment Letter, (ii) that the Merger shall have been consummated substantially concurrently with the funding under the Bridge Facility in all material respects in accordance with the terms of the Merger Agreement, (iii) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) and (iv) the absence of certain events of default. The receipt or availability of any financing, including the Bridge Facility, is not a condition to our obligation to consummate the Merger.

If ICE has not obtained permanent financing sufficient to consummate the MarketAxess Acquisition and commitments under the Bridge Facility have not been reduced to zero as anticipated, the proceeds of the loans extended thereunder will be used to finance a portion of the cash purchase price for the MarketAxess Acquisition and the payment of fees, costs and expenses incurred in connection with the MarketAxess Acquisition and related transactions.

If funded, the loans under the Bridge Facility will, at ICE’s option, bear interest on the principal amount outstanding at either (a) term SOFR plus an applicable margin rate or (b) a “base rate” plus an applicable margin rate. The applicable margin rate will range from 0.750% to 2.000% on term SOFR loans and from 0.000% to 1.000% for base rate loans based on a ratings-based pricing grid. The applicable margin for each ratings tier will step up on each of the 90th, 180th and 270th days after the closing date of the MarketAxess Acquisition to the extent any bridge loans remain outstanding on such date. The Bridge Facility will include customary provisions relating to mandatory prepayments and commitment reductions with (i) proceeds of any incurrence of debt for borrowed money by ICE or any of its subsidiaries, subject to specified exceptions and baskets, (ii) proceeds of any equity or equity-linked issuance by ICE or any of its subsidiaries, subject to customary exceptions, including for bond hedging programs, employee stock plans and other employee benefit or incentive arrangements, dividend reinvestment plans, director and officer qualifying shares, customer stock ownership plans and intra-group issuances, (iii) the committed amount of any term loan facility (including the new term loan credit facility) or new or amended revolving credit facility (including specified revolving loans under an acquisition revolving sublimit but excluding other amendments to, or replacements of, the revolving credit agreement) entered into for the purpose of financing the Acquisition, and (iv) proceeds of non-ordinary course sale or other disposition of assets by ICE or its subsidiaries, subject to specified exceptions and baskets. Further, ICE will have the right to prepay the outstanding loans under the Bridge Facility, in whole or in part, without premium or penalty, subject to customary breakage costs.

The Bridge Facility will contain affirmative and negative covenants and events of default that are substantially similar to those in our revolving credit facility. The Bridge Facility will also contain other customary representations, warranties and covenants.

Summary of the Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that may be important to you. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the notes, see the discussion under the caption “Description of Notes” in this prospectus supplement. For purposes of this section entitled “ —Summary of the Offering,” references to “we,” “us” and “our” refer only to Intercontinental Exchange, Inc. and not to its subsidiaries.

Issuer	Intercontinental Exchange, Inc.

Securities Offered	$ initial aggregate principal amount of Floating Rate Senior Notes due 20 (the “floating rate notes”)

$     initial aggregate principal amount of     % Senior Notes due 20   (the “20   notes”)

$ initial aggregate principal amount of % Senior Notes due 20 (the “20 notes”)

$ initial aggregate principal amount of % Senior Notes due 20 (the “20 notes”)

$ initial aggregate principal amount of % Senior Notes due 20 (the “20 notes”)

The 20 notes, the 20 notes, the 20 notes and the 20 notes are collectively referred to in this prospectus supplement as the “fixed rate notes,” and the fixed rate notes together with the floating rate notes are referred to in this prospectus supplement as the “notes.” The offering and sale of each series of the notes is not conditioned on the sale of any other series of the notes.

Maturity Date	The floating rate notes will mature on , 20 .

The 20   notes will mature on     , 20  .

The 20 notes will mature on , 20 .

The 20 notes will mature on , 20 .

The 20 notes will mature on , 20 .

Interest Rate	The floating rate notes will bear interest at a rate equal to Compounded SOFR (as defined herein) plus basis points per annum for the applicable interest period, as determined in accordance with the provisions set forth below under “Description of Notes—Principal, Maturity and Interest—Interest on the Floating Rate Notes.”

Interest on the 20   notes will accrue at the rate of     % per annum.

Interest on the 20 notes will accrue at the rate of % per annum.

Interest on the 20 notes will accrue at the rate of % per annum.

Interest on the 20 notes will accrue at the rate of % per annum.

Interest on each series of notes will accrue from , 2026.

Interest Payment Dates	Interest on the floating rate notes will be payable quarterly in arrears on each , , and , beginning on , 2026, subject to the provisions set forth below under “Description of Notes—Principal, Maturity and Interest—Interest on the Floating Rate Notes.” Interest on the floating rate notes will be computed on the basis of a 360-day year and the actual number of days elapsed.

Interest on the fixed rate notes will be payable semi-annually in arrears on each      and     , beginning on     , 2027. Interest on the fixed rate notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Optional Redemption	We may redeem any series of the fixed rate notes, in whole or in part, at any time at the applicable redemption price described herein under the caption “Description of Notes—Redemption—Optional Redemption.”

The floating rate notes will not be redeemable prior to their maturity.

Special Mandatory Redemption	In the event that we do not consummate the MarketAxess Acquisition on or prior to the outside date, or the Merger Agreement is terminated at any time prior to the outside date, we will be required to redeem all of the SMR notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the SMR notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date. See “Description of Notes—Redemption—Special Mandatory Redemption.”

Holders of the non-SMR notes will not be entitled to this special mandatory redemption right if we do not consummate the MarketAxess Acquisition.

Ranking

The notes will be our general unsecured obligations and will rank equally in right of payment with all our existing and future indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes. The notes will be effectively subordinated to all of our future secured indebtedness and other secured obligations to the extent of the value of the collateral securing such indebtedness or other obligations. In addition, the notes will be structurally subordinated to all liabilities, including trade payables, of our subsidiaries that do not guarantee the notes. We are a holding company and do not have any material assets other than our ownership interests in our subsidiaries.

For a description of our other indebtedness, see “Capitalization” and “Description of Notes—Ranking.”

Form and Denomination	The notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

DTC Eligibility	Each series of notes will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”), or its nominees. See “Description of Notes—Book-Entry Settlement.”

Settlement	Beneficial interests in the notes will trade in DTC’s same-day funds settlement system until maturity. Therefore, secondary market trading activity in such interests will be settled in immediately available funds.

Use of Proceeds	We intend to use the net proceeds from the offering of the notes, together with anticipated borrowings under a new senior unsecured term loan facility, the issuance of commercial paper under our commercial paper program and/or borrowings under our revolving credit facility, cash on hand or other immediately available funds, or borrowings under the Bridge Facility, to finance the purchase price of the MarketAxess Acquisition and to pay related fees, commissions and expenses.

If the MarketAxess Acquisition is not consummated, we intend to use the net proceeds from the offering of the non-SMR notes for general corporate purposes, which may include, but is not limited to, paying down a portion of the amounts outstanding under our commercial paper program and/or the repurchase or redemption of some or all of our outstanding senior notes.

See “Use of Proceeds.”

Covenants	The indenture and the supplemental indenture governing the notes will contain covenants that, subject to certain exceptions, limit our ability and the ability of certain of our subsidiaries to create liens and to enter into sale and leaseback transactions, and limit our ability to consolidate, merge or transfer all or substantially all of our assets. See “Description of Notes—Certain Covenants.”

No Listing	The notes will not be listed on any securities exchange. Currently there are no public markets for the notes.

Trustee, Registrar and Paying Agent	Computershare Trust Company, National Association, as successor to Wells Fargo Bank, National Association

Governing Law	The indenture, the supplemental indenture and the notes will be governed by the laws of the State of New York.

Risk Factors	See “Risk Factors” in this prospectus supplement and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

An investment in the notes involves risk. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors regarding the notes and this offering, as well as the risk factors and the regulatory update information incorporated by reference in this prospectus supplement from the Annual Report, under the heading “Risk Factors” and other filings we have made or may make from time to time with the SEC. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a loss of your investment.

Risks Relating to this Offering and the Notes

The indenture does not, and the supplemental indenture will not, limit the amount of debt we may incur or restrict our ability to engage in other transactions that may adversely affect holders of the notes.

The indenture does not, and the supplemental indenture under which the notes will be issued will not, limit the amount of debt that we may incur. The indenture does not and the supplemental indenture will not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction. In addition, the indenture does not and the supplemental indenture will not limit our ability to pay dividends, make distributions or repurchase shares of our common stock. Any such transaction could adversely affect you and, in particular, could limit our ability to make payments on the notes.

We have, and following the completion of this offering and the MarketAxess Acquisition will continue to have, a significant amount of debt, including the notes offered hereby, which could restrict our ability to engage in additional transactions or incur additional indebtedness.

We intend to use the net proceeds from the offering of the SMR notes, together with anticipated borrowings under a new senior unsecured term loan facility, the issuance of commercial paper under our commercial paper program and/or borrowings under our revolving credit facility, cash on hand or other immediately available funds, or borrowings under the Bridge Facility, to finance the purchase price of the MarketAxess Acquisition and to pay related fees, commissions and expenses. On an as adjusted basis, after giving effect to the offering of the notes, our anticipated borrowings under a new senior unsecured term loan facility, and/or the issuance of commercial paper under our commercial paper program, borrowings under our revolving credit facility, or borrowings under the Bridge Facility, in each case to finance the purchase price of the MarketAxess Acquisition and to pay related fees, commissions and expenses, our consolidated indebtedness would have been approximately $26.0 billion as of June 30, 2026. For a description of our indebtedness, see “Capitalization.” This substantial level of indebtedness could have important consequences to our business, including making it more difficult to satisfy our debt obligations (including the notes), increasing our vulnerability to general adverse economic and industry conditions, limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and restricting us from pursuing future business opportunities or strategic transactions. In addition, these limitations could reduce the benefits we expect to achieve from the MarketAxess Acquisition.

The notes will be subject to prior claims of secured creditors.

The notes will be general unsecured obligations of ICE and will rank equally in right of payment with all existing and future indebtedness and other obligations of ICE that are not, by their terms, expressly subordinated in right of payment to the notes. The indenture permits and the supplemental indenture governing the notes will permit ICE and its subsidiaries to incur secured debt under specified circumstances. If ICE or any of its subsidiaries incurs any debt secured by its assets, these assets will be subject to the prior claims of the secured creditors, and in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, these pledged assets would be available to satisfy secured obligations before any payment could be made on the notes. To the extent that such assets could not satisfy in full any such secured obligations, the holders of such obligations would have a claim for any shortfall that would rank equally in right of payment with the notes. In that case, we might not have sufficient assets remaining to pay amounts due on any or all of the notes.

The supplemental indenture will contain negative covenants that will be applicable only to ICE and certain subsidiaries of ICE.

The supplemental indenture will contain negative covenants limiting ICE’s ability, and the ability of certain of its subsidiaries, to create liens and to enter into sale and leaseback transactions that will only apply to significant subsidiaries of ICE, which is defined to include any subsidiaries of ICE classified as significant subsidiaries under Regulation S-X under the Exchange Act. These negative covenants will not limit the actions of any subsidiary of ICE that is not by itself a significant subsidiary, including any secured debt incurred, assumed or guaranteed by any subsidiary of ICE that is not a significant subsidiary, and are subject to certain exceptions. See “Description of Notes—Certain Covenants.”

An active trading market for any series of the notes may not develop, and future trading prices of the notes will depend upon many factors.

There is no existing trading market for any series of the notes, and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that any trading markets for the notes will ever develop or will be maintained. If trading markets do not develop or are not maintained, you may find it difficult or impossible to resell the notes. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell the notes or the prices at which you will be able to sell the notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to us and/or our debt securities and the markets for similar securities. Any trading markets that develop would be affected by many factors independent of and in addition to the foregoing, including the time remaining to the maturity of the notes, the outstanding amount of the notes, the terms related to optional redemption of the notes, and the level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in each series of the notes, but they are not obligated to do so and may cease doing so at any time without notice.

Our credit ratings may not reflect all of the risks in the investment in the notes and these ratings could be lowered or withdrawn in the future.

We expect that the notes will be rated by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Any rating organization that rates the notes may lower its rating or decide not to continue to rate the notes in its sole discretion. The ratings of the notes will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due and the payment of principal on the maturity date. Any actual or anticipated downgrade or withdrawal of a rating by a rating agency that rates the notes, and any announcement that our ratings are under further review for a downgrade, could have an adverse effect on the trading prices or liquidity of the notes.

We may be required to redeem all of the SMR notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the SMR notes, and, as a result, holders of the SMR notes may not obtain their expected return on the SMR notes.

We may not consummate the MarketAxess Acquisition within the timeframe specified under “Description of Notes—Redemption—Special Mandatory Redemption.” Our ability to consummate the MarketAxess Acquisition is subject to various closing conditions, including the expiration or termination of the applicable waiting period under the HSR Act, the receipt of the other requisite regulatory approvals and other matters over which we have limited or no control. We cannot assure you that all required regulatory approvals will be obtained or that the transaction will close on the time frame currently expected or at all. If we fail to consummate the MarketAxess Acquisition within such specified timeframe or the Merger Agreement is terminated at any time prior to such time, we will be required to redeem all of the SMR notes at a redemption price equal to 101% of the aggregate principal amount of the SMR notes, plus accrued and unpaid interest, if any, to, but excluding, the date of the special mandatory redemption. If we redeem the SMR notes pursuant to the special mandatory redemption provisions, you may not obtain your expected return on the SMR notes and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return. In addition, as a result of the special mandatory redemption provisions of the SMR notes, the trading prices of the SMR notes may not reflect the financial results of our business or macroeconomic factors. You will have no rights under the special mandatory redemption provisions if the MarketAxess Acquisition closes, nor will you have any right to require us to repurchase your SMR notes if, between the closing of this offering and the completion of the MarketAxess Acquisition, we experience any changes (including any material adverse changes) in our business or financial condition, or if the terms of the Merger Agreement change, including in material respects, in a manner that ICE reasonably determines is not materially adverse to holders of the SMR notes. For a description of the special mandatory redemption provisions, see “Description of Notes—Redemption—Special Mandatory Redemption.”

ICE may choose to redeem the notes of any series prior to maturity.

ICE may redeem some or all of the notes of any series at any time. See “Description of Notes—Redemption—Optional Redemption.” Although the notes contain provisions designed to compensate you for the lost value of your notes if we redeem some or all of the notes prior to maturity, they are only an approximation of this lost value and may not adequately compensate you. Furthermore, depending on prevailing interest rates at the time of any such redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed or at an interest rate that would otherwise compensate you for any lost value as a result of any redemption of notes.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Additional Risks Relating to the Floating Rate Notes

The amount of interest payable on the floating rate notes is set only once per period and will be determined only near the end of the relevant Interest Period.

The amount of interest payable on the floating rate notes is determined by reference to Compounded SOFR. This floating rate may be volatile over time, which could result in holders of the floating rate notes experiencing a decline in their receipt of interest and also could cause a decline in the market price of the floating rate notes. We have no control over a number of factors that may affect market rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the markets generally and that are important in determining the existence, magnitude and longevity of market rate risk. Furthermore, you should note that historical levels, fluctuations and trends of Compounded SOFR are not necessarily indicative of future levels. Any historical upward or downward trend in Compounded SOFR is not an indication that Compounded

SOFR is more or less likely to increase or decrease at any time during the life of the floating rate notes, and you should not take the historical levels of Compounded SOFR as an indication of its future performance. You should further note that, although the actual level of Compounded SOFR on an interest payment date or at other times during an Interest Period (as defined herein) may be higher than the level of Compounded SOFR on the Interest Determination Date (as defined herein) on which the interest rate is determined for such Interest Period, you will not benefit from the level of Compounded SOFR at any time other than on such Interest Determination Date. As a result, changes in Compounded SOFR may not result in a comparable change in the market value of the floating rate notes.

In addition, interest payments due on the floating rate notes will be determined only near the end of the relevant Interest Period. Therefore, holders of the floating rate notes will not know the total amount of interest payable with respect to a particular Interest Period until shortly prior to the related interest payment date, and it may be difficult for holders of the floating rate notes to reliably estimate the total amount of interest that will be payable on each such interest payment date for the floating rate notes. In addition, some investors may be unwilling or unable to trade the floating rate notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the floating rate notes.

SOFR has a limited history, and its future performance cannot be predicted based on its historical performance.

Publication of SOFR began in April 2018, and it therefore has a limited history. The future performance of SOFR cannot be predicted based on its limited historical performance. Future levels of SOFR may bear little or no relation to the historical level of SOFR. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future. Because only limited historical data have been released by the New York Federal Reserve, such analysis inherently involves assumptions, estimates and approximations. The future performance of SOFR is impossible to predict, and therefore no future performance of the floating rate notes may be inferred from any of the historical actual or historical indicative data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of the floating rate notes. Changes in the levels of SOFR may affect the return on the floating rate notes and the trading price of the floating rate notes, but it is impossible to predict whether such levels will rise or fall.

Any failure of SOFR to maintain market acceptance could adversely affect value of the floating rate notes.

SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to the U.S. dollar London Interbank Offered Rate (“LIBOR”) in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR to be a suitable substitute, replacement or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to maintain market acceptance could adversely affect the return on and value of the floating rate notes and the price at which holders of the floating rate notes can sell the floating rate notes in the secondary market.

In addition, if SOFR does not continue to be widely used as a benchmark in securities that are similar or comparable to the floating rate notes, the trading price of the floating rate notes may be lower than those of securities that are linked to rates that are more widely used. Similarly, market terms for floating rate debt securities linked to SOFR, such as the spread over the base rate reflected in interest rate provisions or the manner of compounding the base rate, may evolve over time, and trading prices of the floating rate notes may be lower than those of later-issued SOFR-based debt securities as a result. Holders of the floating rate notes may not be able to sell the floating rate notes at all or may not be able to sell the floating rate notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market and may consequently suffer from increased pricing volatility and market risk.

SOFR may be more volatile than other market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in other benchmark or market rates during corresponding periods. In addition, although changes in Compounded SOFR generally are not expected to be as volatile as changes in SOFR on a daily basis, the return on, value of and market for the floating rate notes may fluctuate more than floating rate debt securities with interest rates based on less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The New York Federal Reserve has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the New York Federal Reserve will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the floating rate notes.

The interest rate on the floating rate notes is based on Compounded SOFR and the SOFR Index, both of which have a limited history in the marketplace.

The interest rate for the floating rate notes for each Interest Period will be based on Compounded SOFR, which will be calculated according to a specific formula described under “Description of Notes—Principal, Maturity and Interest—Interest on the Floating Rate Notes,” not by using SOFR published on or in respect of a particular date during such Interest Period or an arithmetic average of SOFR during such period. For this and other reasons, the interest rate on the floating rate notes during any Interest Period will not necessarily be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if SOFR in respect of a particular date during an Interest Period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the floating rate notes on the interest payment date for such Interest Period.

In addition, the New York Federal Reserve only began publishing the SOFR Index on March 2, 2020. Accordingly, the use of the specific formula for Compounded SOFR used in the calculation of the interest rate for the floating rate notes may not be widely adopted by other market participants. You should carefully review the specific formula for Compounded SOFR as described under “Description of Notes—Principal, Maturity and Interest—Interest on the Floating Rate Notes” before making an investment in the floating rate notes. If the market adopts a different calculation method than used for the floating rate notes, that will likely adversely affect the liquidity and market value of the floating rate notes.

The SOFR Index may be modified or discontinued, and the floating rate notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the floating rate notes.

The SOFR Index is published by the New York Federal Reserve based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule or rate revision practices, or availability of the SOFR Index at any time. There can be no guarantee, particularly given its relatively limited history, that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the floating rate notes. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction in the amount of interest payable on the floating rate notes and the trading prices of Compounded SOFR. In addition, the New York Federal Reserve may withdraw, modify or amend the published SOFR Index or SOFR data in its sole discretion and without notice. The interest rate on the floating rate notes for any Interest Period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the New York Federal Reserve may publish after the interest rate for that Interest Period has been determined.

If we or our designee determine that a Benchmark Transition Event (as defined herein) and its related Benchmark Replacement Date (as defined herein) has occurred, the interest rate on the floating rate notes will no longer be determined by reference to Compounded SOFR, but instead by reference to a different rate or a different Benchmark (as defined herein), plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under “Description of Notes—Principal, Maturity and Interest—Interest on the Floating Rate Notes.”

If a particular Benchmark Replacement cannot be determined, then the next available Benchmark Replacement will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined herein) (such as the Federal Reserve Board), (ii) the International Swaps and Derivatives Association (“ISDA”) or (iii) in certain circumstances, us or our designee. In addition, the terms of the floating rate notes expressly authorize us or our designee to make Benchmark Replacement Conforming Changes (as defined herein) with respect to, among other things, changes to the definition or interpretation of “Interest Period,” the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the floating rate notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the floating rate notes in connection with a Benchmark Transition Event, could adversely affect the value of the floating rate notes, the return on the floating rate notes and the price at which you can sell the floating rate notes.

In addition, it is possible that (i) the Benchmark Replacement may not be the economic equivalent of Compounded SOFR and does not perform in the same way as Compounded SOFR would have at any time, (ii) the Benchmark Replacement fails to gain market acceptance, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement may not be predictable based on historical performance, (iv) the secondary trading market for the floating rate notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement. As a result, any Benchmark Transition Event could adversely affect the value of the floating rate notes, the return on the floating rate notes and the price at which you can sell the floating rate notes.

We or our designee will have authority to make determinations, elections, calculations and adjustments that could affect the value of and your return on the floating rate notes.

We or our designee will make certain determinations, decisions, elections, calculations and adjustments with respect to the floating rate notes, including in connection with any Benchmark Transition Event and Benchmark Replacement, that may adversely affect the value of and your return on the floating rate notes. In particular, if a Benchmark Transition Event occurs with respect to the floating rate notes, the applicable Benchmark Replacement will be determined in accordance with the Benchmark transition provisions described under “Description of Notes—Principal, Maturity and Interest—Interest on the Floating Rate Notes,” and we or our designee can make certain adjustments in connection with the implementation of the applicable Benchmark Replacement. Certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to the determination of the Benchmark Replacement or the occurrence or non-occurrence of a Benchmark Transition Event. Because the continuation of SOFR on the current basis, and in turn the calculation of Compounded SOFR, cannot and will not be guaranteed, and because the applicable Benchmark Replacement is uncertain, we or our designee are likely to exercise more discretion in respect of calculating interest payable on the floating rate notes than would be the case in the absence of a Benchmark Transition Event. All determinations, decisions and elections by us or our designee are in our or such designee’s sole discretion (subject to consultation with us and our right to object to any determinations, decisions and elections made by our designee) as further described under “Description of Notes—Principal, Maturity and Interest—Interest on the Floating Rate Notes” and will be conclusive for all purposes and binding on us and holders of the floating rate notes absent manifest error. Furthermore, all determinations, decisions and elections by us or our designee will become effective without consent from the holders of the applicable the floating rate notes or any other party. These potentially subjective determinations may adversely affect the value of the floating rate notes, the return on the floating rate notes and the price at which you can sell the floating rate notes.

Risks Relating to the MarketAxess Acquisition

We may fail to realize the anticipated benefits of the MarketAxess Acquisition.

The success of the MarketAxess Acquisition will depend on, among other things, our ability to integrate the business of MarketAxess into our business in a manner that facilitates growth opportunities, realizes anticipated synergies, and achieves the projected cost savings, revenue growth and profitability targets of the combined businesses without adversely affecting current revenues and investments in future growth. If we are not able to successfully achieve these objectives, the anticipated benefits of the MarketAxess Acquisition may not be realized fully or at all or may take longer to realize than expected.

There is a significant degree of difficulty and management distraction inherent in the process of integrating an acquisition, including challenges consolidating certain operations and functions (including regulatory functions), integrating technologies, organizations, procedures, policies and operations, addressing differences in the business cultures of the two companies and retaining key personnel. The integration may be complex and time consuming and involve delays or additional and unforeseen expenses. The integration process and other disruptions resulting from the MarketAxess Acquisition may also disrupt our ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect our relationships with market participants, employees, regulators and others with whom we and MarketAxess have business or other dealings.

Any failure to successfully or cost-effectively integrate MarketAxess following the acquisition could have a material adverse effect on our business and cause reputational harm.

As a result of the MarketAxess Acquisition, we will be subject to risks relating to the business conducted by MarketAxess.

Following the consummation of the MarketAxess Acquisition, we will be subject to a variety of risks relating to the business conducted by MarketAxess, many of which we already face in our business, as described in the section entitled “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and the other documents incorporated by reference herein. Some of the specific risks facing MarketAxess include risks relating to the global fixed income markets, including general conditions in the industry; changes in inflation rates and interest rates; changes in current or new regulations and legislation and potential structural changes in the global fixed income markets; technology risks, including cyber security and data privacy risks relating to MarketAxess’s services; risks relating to intellectual property held or used by MarketAxess; the ability of MarketAxess to adequately compete with products or other companies, including through attracting new customers and retaining or selling additional service offerings to existing customers; risks relating to MarketAxess’s use of international third-party service providers and MarketAxess’s international operations; risks relating to MarketAxess’s indebtedness; and risks relating to current and future legal proceedings involving MarketAxess.

In addition, MarketAxess is and will continue to be subject to business uncertainties and contractual restrictions while the MarketAxess Acquisition is pending. The occurrence of any of such risks could have a material adverse impact on the financial condition, business or results of operations of MarketAxess, which could impair or eliminate our ability to achieve the expected cost savings and synergies from the MarketAxess Acquisition on a timely basis, if ever, or could impair our ability to achieve such cost savings and synergies without adversely affecting our current revenues or investments in future growth. Additionally, such risks could impair our ability to integrate the business of MarketAxess with our businesses in an efficient and timely manner, if at all.

USE OF PROCEEDS

We estimate the net proceeds from this offering, after deducting the underwriting discounts but before offering expenses, will be approximately $     billion.

We intend to use the net proceeds from the offering of the notes of approximately $     billion, together with anticipated borrowings under a new senior unsecured term loan facility, the issuance of commercial paper under our commercial paper program, borrowings under our revolving credit agreement, cash on hand or other immediately available funds, or borrowings under the Bridge Facility, to finance the purchase price of the MarketAxess Acquisition and to pay related fees, commissions and expenses.

If we do not consummate the MarketAxess Acquisition on or prior to the outside date, we intend to use the net proceeds from the offering of the non-SMR notes of approximately $     billion for general corporate purposes, which may include, but is not limited to, paying down a portion of the amounts outstanding under our commercial paper program and/or the repurchase or redemption of some or all of our outstanding senior notes.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2026 (i) on an actual basis and (ii) as adjusted solely to give effect to the offering of the notes and our anticipated issuance of commercial paper under the Commercial Paper Program and anticipated borrowings under a new senior unsecured term loan facility to finance the remainder of the purchase price of the MarketAxess Acquisition and to pay related fees, commissions and expenses. Actual amounts may vary from the as adjusted amounts set forth below depending on several factors, including potential changes in our financing plans as a result of market conditions or the timing of the consummation of the MarketAxess Acquisition. You should read the data set forth in the table below in conjunction with “Use of Proceeds” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. The as adjusted information set forth below may not reflect our cash, debt and capitalization in the future.

	As of June 30, 2026
	Actual	As Adjusted
	(Unaudited) (in millions)
Cash and cash equivalents(1), (2)	$1,067		$1,067

Short-term debt
Commercial paper(1), (3), (7)	1,218
Long-term debt, excluding current portion(5)
Floating Rate Senior Notes due 20 offered hereby(7)	—
% Senior Notes due 20 offered hereby(7)	—
% Senior Notes due 20 offered hereby(7)	—
% Senior Notes due 20 offered hereby(7)	—
% Senior Notes due 20 offered hereby(7)	—
Revolving Credit Agreement(4), (7)	—
Term Loan Credit Agreement(6), (7)	—		2,000
4.00% Senior Notes due 2027	1,496		1,496
3.10% Senior Notes due 2027	499		499
3.625% Senior Notes due 2028	963		963
3.75% Senior Notes due 2028	598		598
3.95% Senior Notes due 2028	595		595
4.35% Senior Notes due 2029	1,245		1,245
2.10% Senior Notes due 2030	1,243		1,243
4.20% Senior Notes due 2031	641		641
5.25% Senior Notes due 2031	745		745
1.85% Senior Notes due 2032	1,490		1,490
4.60% Senior Notes due 2033	1,492		1,492
2.65% Senior Notes due 2040	1,235		1,235
4.25% Senior Notes due 2048	1,234		1,234
3.00% Senior Notes due 2050	1,225		1,225
4.95% Senior Notes due 2052	1,468		1,468
3.00% Senior Notes due 2060	1,474		1,474
5.20% Senior Notes due 2062	985		985

Total debt(7)	19,846
Total equity	29,620		29,620

Total capitalization	$49,466	$

(1)	The actual amount of our cash and cash equivalents and the actual amount of our commercial paper outstanding may vary from time to time due to our ordinary cash management activities.

(2)

Cash and cash equivalents on an as adjusted basis excludes the net proceeds from this offering, which will be applied to pay the purchase price for the MarketAxess Acquisition upon its closing. See “Use of Proceeds.”

(3)

We currently expect to issue an additional $    billion principal amount under our commercial paper program in connection with the MarketAxess Acquisition. However, these amounts are subject to change, based on market conditions and other factors. Our commercial paper program is currently backed by the borrowing capacity available under our revolving credit facility, as described above. The effective interest rate of commercial paper issuances does not materially differ from short-term interest rates, which fluctuate due to market conditions and as a result may impact our interest expense. Commercial paper notes of $1.2 billion with original maturities ranging from 1 to 28 days were outstanding as of June 30, 2026, with a weighted average interest rate of 4.0% per annum, and a weighted average remaining maturity of 24 days.

(4)

We have a $3.9 billion senior unsecured revolving credit facility, with future capacity to increase our borrowings under the revolving credit facility by an additional $1.0 billion, subject to the consent of the lenders funding the increase and certain other conditions. The maturity date of the revolving credit facility is May 31, 2029, and no amounts were outstanding under the revolving credit facility as of June 30, 2026. As of June 30, 2026, of the $3.9 billion that was available for borrowing under the revolving credit facility, $1.2 billion was required to back-stop the notes outstanding under our U.S. dollar commercial paper program, and $168 million was required to support certain broker-dealer and other subsidiary commitments. Amounts required to back-stop notes outstanding under our commercial paper program will fluctuate as we increase or decrease our commercial paper borrowings. The remaining $2.5 billion is available for working capital and general corporate purposes including, but not limited to, acting as a back-stop to future amounts outstanding under our commercial paper program.

(5)	All long-term debt reflects principal obligation net of unamortized debt issuance costs (“carrying amount”).
(6)

We currently expect to borrow up to $2.0 billion under a new senior unsecured term loan credit facility in connection with the MarketAxess Acquisition. However, these amounts are subject to change, based on market conditions and other factors. It is anticipated that the loans under the new term loan credit agreement will, at ICE’s option, bear interest on the principal amount outstanding at either (a) term SOFR plus an applicable margin rate or (b) a “base rate” plus an applicable margin rate. The applicable margin rate will be based on a ratings-based pricing grid, and is expected to be 0.875% as of the closing date of the new term loan credit facility. Loans extended under the new term loan credit facility are expected to mature on the second anniversary after the funding date thereof. We expect to have the right to prepay the outstanding loans under the new term loan credit facility at any time, in whole or in part, without premium or penalty, subject to customary breakage costs. The term loan credit agreement is expected to contain affirmative and negative covenants and events of default that are substantially similar to those in our revolving credit agreement, and other customary representations, warranties and covenants. The documentation for the new term loan credit facility has not been finalized or become effective and, accordingly, the actual terms of the term loan credit agreement may differ from those described in this prospectus supplement.

(7)

We intend to use the net proceeds from the offering of the notes of approximately $ billion, together with anticipated borrowings under a new senior unsecured term loan credit facility and issuances of commercial paper program under our commercial paper program, to finance the purchase price of the MarketAxess Acquisition and to pay related fees, commissions and expenses. However, these amounts are subject to change, based on market conditions and other factors. If market conditions change or if we require additional funds closer to the closing date of the MarketAxess Acquisition, we may borrow additional amounts under our revolving credit agreement, or use cash on hand or other immediately available funds, and/or borrowings under the Bridge Facility, to fund the purchase price of the MarketAxess Acquisition and to pay related fees, commissions and expenses. As a result, after giving effect to the offering of the notes, our anticipated borrowings under a new senior unsecured term loan credit facility and/or the issuance of commercial paper under our commercial paper program, borrowings under our revolving credit agreement, or borrowings under the Bridge Facility, to finance the purchase price of the MarketAxess Acquisition and to pay related fees, commissions and expenses, we expect that our total debt will increase by an aggregate of approximately $6.2 billion.

DESCRIPTION OF NOTES

General

Unless otherwise specified, for purposes of this section, the terms “ICE,” “we,” “us” and “our” refer to Intercontinental Exchange, Inc. and not to any of its subsidiaries. Each series of the notes will be issued under an indenture, dated as of August 13, 2018 (the “Senior Indenture”) between us and Computershare Trust Company, National Association, as successor trustee to Wells Fargo Bank, National Association, as trustee (the “Trustee”), and a supplemental indenture thereto (the “Supplemental Indenture”), which together set forth the terms of each series of the notes offered hereby. We refer to the Senior Indenture and the Supplemental Indenture collectively in this section as the “Indenture” and we refer to each person in whose name a note is registered in the note register for a series of the notes in this section as a “holder” and, collectively, as the “holders.”

The following is a summary of material provisions of the Indenture. This summary does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

Principal, Maturity and Interest

Principal and Maturity

We will issue:

$     initial aggregate principal amount of Floating Rate Senior Notes due 20   (the “floating rate notes”),

$     initial aggregate principal amount of     % Senior Notes due 20   (the “20   notes”),

$     initial aggregate principal amount of     % Senior Notes due 20   (the “20   notes”),

$     initial aggregate principal amount of     % Senior Notes due 20   (the “20   notes”), and

$     initial aggregate principal amount of     % Senior Notes due 20   (the “20   notes” and, together with the 20   notes, the 20   notes and the 20   notes, the “fixed rate notes,” and the fixed rate notes together with the floating rate notes, the “notes”) in this offering.

The 20   notes will mature on     , 20  , the 20   notes will mature on     , 20  , the 20   notes will mature on     , 20  , and the 20   notes will mature on     , 20  .

Interest on the Floating Rate Notes

The floating rate notes will bear interest at a floating rate, reset quarterly on each Floating Rate Interest Payment Date, equal to Compounded SOFR, plus  %. In no event will the interest on the floating rate notes be (i) higher than the maximum rate permitted by New York law as the same may be modified by U.S. law of general application or (ii) lower than zero. Interest on the floating rate notes will be payable quarterly in arrears on    ,    , and     of each year, commencing    , 2026, and at maturity (each a “Floating Rate Interest Payment Date”), to holders of record as of the close of business on the date that is 15 calendar days prior to each Floating Rate Interest Payment Date. Interest on the Floating Rate Notes will accrue from and including the most recent Floating Rate Interest Payment Date or, if no interest has been paid, from the settlement date of the Floating Rate Notes. If the    ,    , or of any year is not a Business Day, then the next succeeding Business Day will be the applicable Floating Rate Interest Payment Date and interest on the Floating Rate Notes will be paid on such next succeeding Business Day (unless such next succeeding Business Day falls in the succeeding calendar month, in which case the applicable Floating Rate Interest Payment Date will be the business day immediately preceding such    ,    , or , and interest on the floating rate notes will be paid on such immediately preceding Business Day); provided, that if the maturity date of the floating rate notes is not a Business Day, the payment of principal of, and interest on, the floating rate notes will be made on the next succeeding Business Day, and no interest will accrue for the period from and after the maturity date.

The “initial Interest Period” means the period from and including the settlement date of the floating rate notes to, but excluding, the first Floating Rate Interest Payment Date. Thereafter, each “Interest Period” means the period from and including a Floating Rate Interest Payment Date to, but excluding, the immediately succeeding Floating Rate Interest Payment Date; provided that the final Interest Period for the floating rate notes will be the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date of the floating rate notes to, but excluding, the maturity date. Interest on the floating rate notes will be computed on the basis of a 360-day year and the actual number of days in the Observation Period.

The interest rate for the initial Interest Period will be Compounded SOFR determined on    , 2026, plus   %. Thereafter, the interest rate for any Interest Period will be Compounded SOFR, as determined on the applicable date that is the second U.S. Government Securities Business Day (as defined below) preceding such Floating Rate Interest Payment Date (the “Interest Determination Date”), plus a margin of   %.

     , or its successor appointed by us, will act as calculation agent. We may change the calculation agent with respect to the floating rate notes at any time without notice to the holders of the floating rate notes. The interest rate and amount of interest to be paid on the floating rate notes for each Interest Period will be determined by the calculation agent. All determinations made by the calculation agent shall, in the absence of manifest error, be conclusive for all purposes and binding on us and the holders of the floating rate notes.

The amount of interest accrued and payable on the floating rate notes for each Interest Period will be equal to the product of (i) the outstanding principal amount of the floating rate notes multiplied by (ii) the product of (a) the applicable interest rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in the Observation Period divided by 360.

As used herein the following terms have the meanings assigned to them:

“Compounded SOFR” means, with respect to any Interest Period, the rate computed in accordance with the following formula set forth below (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (e.g., 9.753973% (or .09753973) being rounded down to 9.75397% (or .0975397) and 9.753978% (or .09753978) being rounded up to 9.75398% (or .0975398))):

where:

“SOFR IndexStart” is the SOFR Index value for the day that is two U.S. Government Securities Business Days preceding the first date of the relevant Interest Period;

“SOFR IndexEnd” is the SOFR Index value for the day that is two U.S. Government Securities Business Days preceding the Floating Rate Interest Payment Date relating to such Interest Period (or in the final Interest Period, preceding the maturity date); and

“dc” is the actual number of calendar days from (and including) SOFR IndexStart to (but excluding) SOFR IndexEnd (the actual number of calendar days in the applicable Observation Period).

For purposes of determining Compounded SOFR,

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1) the SOFR Index value as published by the New York Federal Reserve as such index appears on the New York Federal Reserve’s Website at 3:00 p.m. (New York City time) on such U.S. Government Securities Business Day (the “SOFR Determination Time”); provided that:

(2) if a SOFR Index value does not so appear as specified in clause (1) above at the SOFR Determination Time, then:

(i) if a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable” provisions described below; or

(ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.

“New York Federal Reserve” means the Federal Reserve Bank of New York (or a successor administrator of the Secured Overnight Financing Rate).

“New York Federal Reserve’s Website” means the website of the New York Federal Reserve, currently at http://www.newyorkfed.org, or any successor source.

“Observation Period” means, in respect of each Interest Period, the period from and including two U.S. Government Securities Business Days preceding the first date of such relevant Interest Period to but excluding two U.S. Government Securities Business Days preceding the Floating Rate Interest Payment Date for such Interest Period (or in the final Interest Period, preceding the maturity date); provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the settlement date of the floating rate notes to, but excluding, the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date.

“Secured Overnight Financing Rate” or “SOFR” means the daily secured overnight financing rate as provided by the New York Federal Reserve on the New York Federal Reserve’s Website.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in the documentation relating to the floating rate notes, if we or our designee determine on or prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below under “—Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the floating rate notes.

SOFR and the SOFR Index

SOFR is published by the New York Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities.

The SOFR Index is published by the New York Federal Reserve and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of compounded SOFR averages over custom time periods.

The New York Federal Reserve notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice. The interest rate for any Interest Period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the New York Federal Reserve may publish after the interest rate for that Interest Period has been determined.

SOFR Index Unavailable

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to the Secured Overnight Financing Rate, “Compounded SOFR” means, for the applicable Interest Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the New York Federal Reserve’s Website, initially located at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If the daily Secured Overnight Financing Rate (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the New York Federal Reserve’s Website.

Effect of a Benchmark Transition Event

If we or our designee determine on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the floating rate notes in respect of all determinations on such date and for all determinations on all subsequent dates.

In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

Any determination, decision or election that may be made by us or our designee pursuant to this section, including a determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

(1) will be conclusive and binding absent manifest error;

(2) if made by us, will be made in our sole discretion;

(3) if made by our designee, will be made after consultation with us, and such designee will not make any such determination, decision or election to which we object; and

(4) notwithstanding anything to the contrary in this prospectus supplement and the accompanying prospectus or in the other documents relating to the Floating Rate Notes, including the Indenture, any supplemental indenture or any other definitive documentation that will govern the Floating Rate Notes, shall become effective without consent from the holders of the Floating Rate Notes or any other party.

As used herein the following terms have the meanings assigned to them:

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if we or our designee determine on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published daily SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1) the sum of (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2) the sum of (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3) the sum of (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1) the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition or interpretation of the Interest Period, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors and other administrative matters) that we or our designee decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decide that adoption of any portion of such market practice is not administratively feasible or if we or our designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determine is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event that gives rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to Benchmark also include any reference rate underlying such Benchmark.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Determination Time, and (2) if the Benchmark is not Compounded SOFR, the time determined by us or our designee after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Interest on the Fixed Rate Notes

Interest on the 20   notes will accrue at the rate of     % per annum, interest on the 20   notes will accrue at the rate of     % per annum, interest on the 20   notes will accrue at the rate of     % per annum and interest on the 20   notes will accrue at the rate of     % per annum. Interest on the notes will be payable semi-annually in arrears on each      and      (each, an “interest payment date”), beginning on     , 2027, to the persons who are holders at the close of business on the      and     , whether or not a Business Day. Interest on each series of the notes will accrue from     , 2026. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date would otherwise be a day that is not a Business Day, the interest payment date will be postponed to the immediately succeeding day that is a Business Day, with the same force and effect as if made on that interest payment date and no interest on such payment will accrue from and after such due date.

General

Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the issue date. If any redemption date, repurchase date or maturity date falls on a day that is not a Business Day, payment of interest, principal and premium, if any, with respect to such notes will be made on the next Business Day with the same force and effect as if made on the due date and no interest on such payment will accrue from and after such due date. For this purpose, “Business Day” means any weekday that is not a day on which banking institutions in New York City are authorized or obligated by law or regulation to be closed.

Each series of the notes will constitute a new series under the Indenture. We may from time to time without notice to, or the consent of, any holder, create and issue additional series of notes under the Indenture. In addition, we may from time to time without notice to, or the consent of, any holder, create and issue additional notes of any series of notes under the Indenture (“additional notes”) having the same terms as the notes of such series, except for public offering price, issue date and, if applicable, the initial interest accrual date and first interest payment date. To the extent we do so, any additional notes, together with the notes of the same series, will constitute a single series under the Indenture and will vote together as one class on all matters with respect to the notes of such series; provided, however, that any additional notes that are not fungible with existing notes of the same series for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number than the applicable series of the notes offered hereby.

We will issue the notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not be entitled to the benefit of any mandatory sinking fund.

We will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue payments of the principal, purchase price and redemption price of the notes from time to time on demand at the rate then borne by the notes offered hereby, and will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue installments of interest, if any (without regard to any applicable grace periods), on the notes offered hereby from time to time on demand at the same rate to the extent lawful.

We will pay interest, principal and premium, if any, on the notes in U.S. dollars.

Ranking

The notes will be general unsecured obligations of ICE and will rank equally in right of payment with all existing and future indebtedness and other obligations of ICE that are not, by their terms, expressly subordinated in right of payment to the notes. The notes will be effectively subordinated to all of ICE’s future secured indebtedness and other secured obligations to the extent of the value of the collateral securing such indebtedness or other obligations. In addition, the notes will be structurally subordinated to all liabilities, including trade payables, of our subsidiaries. ICE is a holding company and does not have any material assets other than its ownership interest in its subsidiaries.

As of June 30, 2026, as adjusted to give effect to the offering of the notes and our anticipated borrowings under a new senior unsecured term loan credit facility to finance the purchase price of the MarketAxess Acquisition and to pay related fees and expenses, as if each had occurred on June 30, 2026, the senior unsecured indebtedness of ICE that would rank equally with the notes consisted of the following:

•	Up to $2.0 billion aggregate principal amount of borrowings expected to be made under a new senior unsecured term loan facility and/or borrowings under our revolving credit facility;

•	$ aggregate principal amount of borrowings under our commercial paper program;

•	$1.5 billion aggregate principal amount of our 4.00% Senior Notes due 2027;

•	$500.0 million aggregate principal amount of our 3.10% Senior Notes due 2027;

•	$1.0 billion aggregate principal amount of our 3.625% Senior Notes due 2028;

•	$600.0 million aggregate principal amount of our 3.75% Senior Notes due 2028;

•	$600.0 million aggregate principal amount of our 3.95% Senior Notes due 2028;

•	$1.25 billion aggregate principal amount of our 4.35% Senior Notes due 2029;

•	$1.25 billion aggregate principal amount of our 2.10% Senior Notes due 2030;

•	$650.0 million aggregate principal amount of our 4.20% Senior Notes due 2031;

•	$750.0 million aggregate principal amount of our 5.25% Senior Notes due 2031;

•	$1.5 billion aggregate principal amount of 1.85% Senior Notes due 2032;

•	$1.5 billion aggregate principal amount of our 4.60% Senior Notes due 2033;

•	$1.25 billion aggregate principal amount of 2.65% Senior Notes due 2040;

•	$1.25 billion aggregate principal amount of 4.25% Senior Notes due 2048;

•	$1.25 billion aggregate principal amount of 3.00% Senior Notes due 2050;

•	$1.5 billion aggregate principal amount of 4.95% Senior Notes due 2052;

•	$1.5 billion aggregate principal amount of 3.00% Senior Notes due 2060; and

•	$1.0 billion aggregate principal amount of 5.20% Senior Notes due 2062.

Redemption

Special Mandatory Redemption

In the event that we do not consummate the MarketAxess Acquisition on or prior to July 29, 2027 (subject to two automatic extensions of six months each, to January 29, 2028 and to July 29, 2028, respectively, if U.S. antitrust clearance or any other requisite regulatory approval or a law, injunction, order or other judgment by a governmental entity of competent jurisdiction, in each case whether temporary, preliminary or permanent, that restrains, enjoins or otherwise prohibits the consummation of the Merger (as defined in “Summary—MarketAxess Acquisition”) (a “Restraint”) remains outstanding and all other conditions to closing are satisfied (or in the case of conditions that by their terms are to be satisfied at the closing, are capable of being satisfied if the closing were to occur on such date) at each extension date (the “outside date”)), or the Merger Agreement is terminated at any time prior to the outside date, we will be required to redeem all of the outstanding 20   notes and 20   notes (collectively, the “SMR notes”) on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the SMR notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date. The “special mandatory redemption date” will be a date selected by ICE that is a Business Day and will be no earlier than three Business Days and no later than 30 days following the transmission of a notice of special mandatory redemption as described below. Notwithstanding the foregoing, installments of interest on the SMR notes that are due and payable on an interest payment date falling on or prior to the special mandatory redemption date will be payable on such interest payment date to the registered holders as of the close of business on the relevant record date in accordance with the SMR notes and the indenture.

We will cause the notice of special mandatory redemption to be delivered, with a copy to the Trustee, within five Business Days after the occurrence of the event triggering the special mandatory redemption to each holder of the SMR notes. If funds sufficient to pay the special mandatory redemption price of the SMR notes to be redeemed on the special mandatory redemption date are deposited with the Trustee or a paying agent on or before such special mandatory redemption date, and certain other conditions are satisfied, on and after such special mandatory redemption date, the SMR notes will cease to bear interest.

The floating rate notes, 20   notes and the 20   notes are not subject to any special mandatory redemption and may only be redeemed as set forth below under “—Optional Redemption”.

Optional Redemption

Floating Rate Notes

The floating rate notes will not be redeemable prior to their maturity.

Fixed Rate Notes

Prior to the applicable Par Call Date, we may redeem any series of fixed rate notes, at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the fixed rate notes of such series matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus     basis points in the case of the 20   notes,     basis points in the case of the 20   notes,     basis points in the case of the 20   notes and     basis points in the case of the 20   notes, in each case, less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the fixed rate notes of such series to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date, we may redeem the fixed rate notes of the applicable series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the fixed rate notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Par Call Date” means     , 20  (     months prior to the maturity date of the 20   notes), in the case of the 20   notes,     , 20  (     months prior to the maturity date of the 20   notes), in the case of the 20   notes,     , 20  (     months prior to the maturity date of the 20   notes), in the case of the 20   notes, and     , 20  (     months prior to the maturity date of the 20   notes), in the case of the 20   notes.

“Treasury Rate” means, with respect to any redemption date, the yield determined by ICE in accordance with the following two paragraphs.

The Treasury Rate shall be determined by ICE after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, ICE shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields - one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life - and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, ICE shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, ICE shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, ICE shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of fixed rate notes to be redeemed.

Notice of any redemption may, at our discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in us or another entity). If any redemption is subject to satisfaction of one or more conditions precedent, the applicable notice of redemption shall describe each such condition and may be rescinded in the event that any or all of the conditions to the redemption shall not have been satisfied or otherwise waived on or prior to the Business Day immediately preceding the relevant redemption date.

We shall notify holders of any such rescission as soon as practicable after we determine that the conditions precedent to the redemption will not be able to be satisfied or we are not able or willing to waive such conditions precedent, in each case subject to policies and procedures of DTC (or any successor depositary). In any event, we shall provide written notice to the Trustee prior to the close of business on the Business Day prior to the relevant redemption date if any such redemption has been rescinded or delayed, and upon receipt of such notice the Trustee shall provide such notice to each holder of the fixed rate notes in the same manner in which the notice of redemption was given. Once a notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the fixed rate notes called for redemption will become due and payable on the redemption date and at the applicable redemption price as set forth above.

In the case of a partial redemption, selection of the fixed rate notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the fixed rate notes are held by DTC (or another depositary), the redemption of the fixed rate notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the fixed rate notes or portions thereof called for redemption.

On or before the applicable redemption date, we will deposit with a paying agent or the Trustee money sufficient to pay the applicable redemption price of and accrued interest on, the fixed rate notes to be redeemed on that date.

If we redeem any fixed rate notes of a series, then we may prevent holders from transferring or exchanging such notes for certain periods. We may do this during the period beginning 15 days before the day we mail the notice of redemption and ending at the close of business on the day of that mailing, in order to freeze the list of holders so we can prepare the mailing. We may also refuse to register transfers or exchanges of fixed rate notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any note being partially redeemed.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitations on Liens

We may not, and may not permit any of our Significant Subsidiaries (as defined below) to, create or permit to exist any Lien (as defined below) on any Principal Property (as defined below) of ours or any of our Significant Subsidiaries (or on any capital stock of a Significant Subsidiary), whether owned on the date of issuance of the notes or thereafter acquired, to secure any Indebtedness (as defined below), unless we contemporaneously secure the notes (together with, if we so determine, any other Indebtedness of, or guaranteed by, us or such Significant Subsidiary then existing or thereafter created which is not subordinated to the notes) equally and ratably with (or, at our option, prior to) that obligation.

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

“Indebtedness” means any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any borrowed money, or evidenced by notes, bonds, debentures or other instruments for money borrowed, or under any lease required to be capitalized under GAAP as in effect on the issue date, or any liability under or in respect of any banker’s acceptance (other than a daylight overdraft).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

We will not, however, be required to secure the notes if the Lien consists of Permitted Liens (as defined below), it being understood that the definition of Permitted Liens is not intended to broaden the interpretation or otherwise expand the scope of the first paragraph of this covenant.

Under the Indenture, “Permitted Liens” of any person are defined as:

(a)

Liens imposed by law or any governmental authority for taxes, assessments, levies or charges that are not yet overdue by more than 60 days or are being contested in good faith (and, if necessary, by appropriate proceedings) or for commitments that have not been violated;

(b)

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and similar Liens imposed by law or which arise by operation of law and which are incurred in the ordinary course of business or where the validity or amount thereof is being contested in good faith (and, if necessary, by appropriate proceedings);

(c)	Liens incurred or pledges or deposits made in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)

Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature, in each case in the ordinary course of business;

(e)	judgment Liens in respect of judgments that do not constitute an Event of Default under the Indenture;

(f)

easements, zoning restrictions, minor title defects, irregularities or imperfections, restrictions on use, rights of way, leases, subleases and similar charges and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance requirements) and which could not reasonably be expected to have a material adverse effect on the business or financial condition of us and our Subsidiaries taken as a whole;

(g)

Liens on (1) any property or asset prior to the acquisition thereof (provided that such Lien may only extend to such property or asset) or (2) property of a Significant Subsidiary where (A) such Significant Subsidiary becomes a Subsidiary after the issue date of the notes, (B) the Lien exists at the time such Significant Subsidiary becomes a Subsidiary, (C) the Lien was not created in contemplation of such Significant Subsidiary becoming a Subsidiary and (D) the principal amount secured by the Lien at the time such Significant Subsidiary becomes a Subsidiary is not subsequently increased or the Lien is not extended to any other assets other than those owned by the entity becoming a Subsidiary;

(h)	any Lien existing on the issue date;

(i)

Liens upon fixed, capital, real or tangible personal property acquired after the issue date (by purchase, construction, development, improvement, capital lease or otherwise) by us or any Significant Subsidiary, each of which was created for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction, development or improvement) of such property; provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon;

(j)	Liens in favor of us or any Significant Subsidiary;

(k)	Liens arising from the sale of accounts receivable for which fair equivalent value is received;

(l)

any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Liens referred to in the foregoing clauses (g), (h), (i), (j) and (k); provided that the principal amount of Indebtedness secured thereby and not otherwise authorized as a Permitted Lien shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement;

(m)

Liens securing our obligations or those of any of our Subsidiaries in respect of any swap agreements entered into (1) in the ordinary course of business and for non-speculative purposes or (2) solely in order to serve clearing, depositary, regulated exchange or settlement activities in respect thereof;

(n)

Liens created in connection with any share repurchase program in favor of any broker, dealer, custodian, trustee or agent administering or effecting transactions pursuant to a share repurchase program;

(o)

Liens consisting of an agreement to sell, transfer or dispose of any asset or property (to the extent such sale, transfer or disposition is not prohibited by the subsections “—Limitation on Sale and Leaseback Transactions” and “—Limitation on Mergers and Other Transactions”); and

(p)

Liens arising in connection with our operations or the operations of any of our Subsidiaries relating to clearing, depository, matched principal, regulated exchange or settlement activities, including, without limitation, Liens on securities sold by us or any Subsidiary in repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, securities lending and borrowing agreements and any other similar agreement or transaction entered into in the ordinary course of clearing, depository, matched principal and settlement operations or in the management of liabilities.

“Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting a corporate office, facility or other capital asset within the United States (including its territories and possessions) which is owned or leased by us or any of our Significant Subsidiaries unless the Board of Directors of ICE has determined in good faith that such office or facility is not of material importance to the total business conducted by ICE and its Significant Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction (as defined below) or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Significant Subsidiary” means, with respect to any person, any Subsidiary of such person that satisfies the criteria for a “Significant Subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” means any corporation, limited liability company or other similar type of business entity in which we or one or more of our Subsidiaries together own more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company or other similar type of business entity, directly or indirectly.

Limitation on Sale and Lease-Back Transactions

We will not, nor will we permit any of our Significant Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or any such Sale and Lease-Back Transaction between us and one of our Significant Subsidiaries or between our Significant Subsidiaries, unless: (a) we or such Significant Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the notes, pursuant to the covenant described above under the caption “—Limitations on Liens”; or (b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by the Board of Directors of ICE or such Significant Subsidiary, as the case may be) and we apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of (i) the prepayment or retirement of the notes, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of ours or of one of our Significant Subsidiaries (other than Indebtedness that is subordinated to the notes or Indebtedness owed to us or one of our Significant Subsidiaries) that matures more than 12 months after its creation or (iii) the purchase, construction, development, expansion or improvement of other comparable property.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any of our Significant Subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such Significant Subsidiary to such person.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then outstanding under the Indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

Excepted Indebtedness

Notwithstanding the limitations on Liens and Sale and Lease-Back Transactions described above, and without limiting our or any Significant Subsidiary’s ability to issue, incur, create, assume or guarantee Indebtedness secured by Permitted Liens, we and any Significant Subsidiary will be permitted to incur Indebtedness secured by a Lien or may enter into a Sale and Lease-Back Transaction, in either case, without regard to the restrictions contained in the preceding two sections entitled “—Limitations on Liens” and “—Limitation on Sale and Lease-Back Transactions,” if at the time the Indebtedness is incurred and after giving effect to such Indebtedness and to the retirement of Indebtedness which is concurrently being retired, the sum of (a) the aggregate principal amount of all Indebtedness secured by Liens that are restricted by, and not otherwise permitted by, the provisions described under “—Limitations on Liens” and (b) the aggregate amount of Attributable Debt of all our Sale and Lease-Back Transactions not otherwise permitted by the provisions described under “—Limitation on Sale and Lease-Back Transactions,” does not exceed 15% of Consolidated Net Worth (as defined below).

“Consolidated Net Worth” means, the consolidated stockholders’ equity of ICE and its Subsidiaries, as defined according to GAAP.

Limitation on Mergers and Other Transactions

ICE will not consolidate or amalgamate with or merge into any person and will not convey, transfer or lease all or substantially all of the assets of it and its Subsidiaries, taken as a whole, to any person, unless:

•

either (a) ICE is the surviving person or (b) the person surviving any such consolidation, amalgamation or merger or the person to which such conveyance, transfer or lease has been made expressly assumes ICE’s obligations on the notes and the due and punctual performance and observance of all of the covenants and agreements of the Indenture to be performed or observed by ICE and the person so assuming ICE’s obligations is organized under the laws of the United States or any state thereof; and

•

immediately after giving effect to the transaction, no Event of Default (and no event which, after notice or lapse of time or both, would become an Event of Default) shall have happened and be continuing.

Upon compliance with these provisions and the assumption of ICE’s obligations by another person in connection with such a consolidation, amalgamation or merger, or conveyance, transfer or lease, ICE (except in the case of a lease) would be relieved of its obligations under the Indenture and the notes.

This “—Limitation on Mergers and Other Transactions” covenant will not apply to any conveyance, transfer, lease or other disposition of assets between or among ICE and its Subsidiaries.

Reports to Holders

The Indenture provides that any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the Trustee within 15 days after such document or report is filed with the SEC. The Indenture provides further that any document or report that we have filed with the SEC and that is publicly accessible on the SEC’s EDGAR system will be deemed filed with the Trustee for purposes of this provision; provided that the Trustee will have no responsibility whatsoever to monitor whether any such filing has occurred.

Events of Default

The following events will be defined in the Indenture as “Events of Default” with respect to a series of the notes:

(1)	the failure to pay interest on any note of such series when the same becomes due and payable and the default continues for a period of 30 days;

(2)	the failure to pay the principal (or premium, if any, on) of any note of such series, when such principal becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise;

(3)

a default in the performance or breach of ICE of any covenant or warranty contained in the Indenture (other than a covenant or warranty a default in the performance or the breach of which is expressly included in the Indenture solely for the benefit of a particular series of debt securities other than the notes) which default continues for a period of 90 days after ICE receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 25% of the outstanding aggregate principal amount of debt securities of all affected series under the Indenture;

(4)

a default on any indebtedness of ICE or a Significant Subsidiary of ICE having an aggregate amount of at least $250,000,000, constituting a default either of payment of principal or which results in acceleration of the indebtedness unless the default has been cured or waived or the indebtedness discharged in full within 60 days after we have been notified of the default by the Trustee or holders of 25% of the outstanding aggregate principal amount of debt securities of all affected series under the Indenture;

(5)

one or more final judgments for the payment of money in an aggregate amount in excess of $250,000,000 above available insurance or indemnity coverage shall be rendered against ICE or of a Significant Subsidiary of ICE and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, but only if such judgment is an event of default at that time under the Revolving Credit Agreement; and

(6)	certain events of bankruptcy or insolvency (or involving equivalent concepts applicable outside the United States) affecting ICE or Significant Subsidiaries of ICE.

For purposes of the foregoing, the “Revolving Credit Agreement” is the Credit Agreement, dated as of April 3, 2014, as amended through the date of this prospectus supplement and as may be amended from time to time hereafter, among ICE, as borrower, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as administrative agent, issuing lender and swingline lender, providing for a senior unsecured revolving credit facility in an aggregate principal amount of $3.9 billion.

A default or Event of Default with respect to one series of the notes will not necessarily be a default or Event of Default with respect to another series of the notes.

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to ICE) shall occur and be continuing, the Trustee or the holders of at least 25% of the outstanding aggregate principal amount of debt securities of all affected series under the Indenture (voting together as a single class) may declare the principal of, and premium, if any, and accrued and unpaid interest on all notes to be due and payable by notice in writing to us and the Trustee.

If an Event of Default specified in clause (6) above with respect to ICE occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all notes of a series shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

The Indenture provides that at any time after a declaration of acceleration with respect to a series of the notes as described in the second preceding paragraph has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding debt securities of all affected series, by written notice to us and the Trustee, may rescind and annul such declaration and its consequences if:

(1)	we have paid or deposited with the Trustee a sum sufficient to pay;

(a)	all overdue interest on the notes of such series;

(b)	the principal of (and premium, if any, on) the notes of such series which have become due otherwise than by such declaration of acceleration and any interest thereon;

(c)	all sums paid or advanced by the Trustee as a result and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(2)

all Events of Default with respect to the notes of such series, other than the non-payment of the principal, which have become due solely by such declaration of acceleration, have been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

The holders of a majority in aggregate principal amount of then outstanding debt securities of all affected series under the Indenture (voting together as a single class) may waive a past default with respect to such series, except a payment default on a note or a default in respect of a covenant or provision which cannot be modified or amended without consent of each holder. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default on a note or a default in respect of a covenant or provision which cannot be modified or amended without the consent of each holder, without your individual approval.

The Trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the series of the notes with respect to which a default has occurred before proceeding to exercise any right or power under the Indenture at the request of the holders of such series of the notes. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of all affected series under the Indenture (voting together as a single class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the series of the notes.

No holder may institute any action against ICE under the Indenture unless (i) the holder has given to the Trustee written notice of an Event of Default and of the continuance thereof with respect to the notes specifying an Event of Default, as required under the Indenture, (ii) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all affected series under the Indenture (voting together as a single class) shall have requested the Trustee to institute such action and offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, (iii) the Trustee shall not have instituted such action within 60 days of such request and (iv) no direction inconsistent with such written request has been given to the Trustee during such 60-day period. However, a holder is entitled at any time to bring an individual lawsuit for the payment of the money due on such holder’s notes on or after their due date.

Every year ICE will give to the Trustee a written statement of one of our officers certifying that to the best of his or her knowledge we are in compliance with the Indenture and the debt securities, or else specifying any default.

Full Defeasance

We can legally release ourselves from any payment or other obligations on the notes of a series, called “full defeasance,” if we put in place the following arrangements for holders of such series of the notes to be repaid:

•

We must deposit in trust for the benefit of the holders of such series of the notes a combination of money and U.S. government or U.S. government agency notes or bonds sufficient in the opinion of a nationally recognized firm of independent public accountants to make interest, principal and any other payments on the applicable series of the notes to maturity.

•

We must obtain an opinion of counsel that, based on a change in current federal tax law or an Internal Revenue Service (“IRS”) ruling, the above deposit will not cause beneficial owners of such series of the notes to be taxed on such notes any differently than if we had not made the deposit and repaid such notes ourselves.

If we accomplish full defeasance, as described above, holders of the applicable series of the notes would have to rely solely on the trust deposit for repayment on their notes and holders of the applicable series of the notes could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

We will indemnify the Trustee against any tax, fee or other charge imposed on the U.S. government obligations we deposited with the Trustee or against the principal and interest received on these obligations.

Covenant Defeasance

Under current federal tax law, we can make the same type of deposit described under “—Full Defeasance” above and be released from some of the restrictive covenants in the notes of a series. This is called “covenant defeasance.” In that event, holders of the applicable series of the notes would lose the protection of those restrictive covenants but would gain the protection of having money and notes set aside in trust to repay the applicable series of notes. In order to achieve covenant defeasance, we must do the following:

•

deposit in trust for the benefit of holders of the applicable series of the notes a combination of money and U.S. government or U.S. government agency notes or bonds sufficient in the opinion of a nationally recognized firm of independent public accountants to generate enough cash to make interest, principal and any other payments on the applicable series of the notes to maturity; and

•

deliver to the Trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing beneficial owners of the applicable series of the notes to be taxed on such notes any differently than if we did not make the deposit and repaid such notes ourselves.

If we accomplished covenant defeasance with respect to a series of the notes, the following provisions of the Indenture and such series of the notes would no longer apply:

•	Any covenants applicable to such series of the notes described in this prospectus supplement and the accompanying prospectus.

•	The Events of Default with respect to such series of the notes relating to breach of covenants and acceleration of the maturity of other debt.

If we accomplish covenant defeasance with respect to a series of the notes, holders of such series of the notes can still look to us for repayment of such notes if a shortfall in the trust deposit occurs. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the notes of such series became immediately due and payable, there may be such a shortfall. Depending on the event causing the default, holders of such series of the notes may not be able to obtain payment of the shortfall.

Satisfaction and Discharge

The Indenture will at our request be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes of a series, when:

(1)	either:

(A)

all notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes of such series for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation; or

(B)

all notes of such series not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name, and at our expense, and we have deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes of such series not theretofore delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of notes of such series that have become due and payable) or to the maturity date or redemption date, as the case may be;

(2)	we have paid all other sums payable under the Indenture with respect to such series of the notes by us; and

(3)

we have delivered to the Trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture with respect to such series of the notes have been complied with.

Modification of the Indenture and Waiver of Rights of Holders

Under certain circumstances, we can make changes to the Indenture and the notes. Some types of changes require the approval of each holder of notes affected, some require approval by a vote of a majority of the aggregate principal amount of the outstanding debt securities of all affected series under the Indenture (voting together as a single class), and some changes do not require any approval at all.

Changes Requiring Approval of Each Affected Holder

First, there are changes that cannot be made to the notes without specific approval of each holder of notes affected. These include changes that:

(1)	reduce the percentage of holders of notes who must consent to a waiver or amendment of the Indenture;

(2)	reduce the rate of interest on any note or change the time for payment of interest;

(3)	reduce the principal or premium due on the notes or change the stated maturity date of the notes;

(4)	change the place or currency of payment on a note;

(5)	change the right of holders of notes to waive an existing default by majority vote;

(6)	modify the provisions of the Indenture with respect to the ranking of the notes in a manner adverse to holders;

(7)	impair holders’ right to sue for payment;

(8)	modify the redemption provisions of the notes in a manner adverse to you; or

(9)	make any change to this list of changes that requires each affected holder’s specific approval.

Changes Requiring a Majority Vote

The second type of change to the Indenture and the notes requires a vote in favor by holders owning a majority of the aggregate principal amount of the outstanding debt securities of all affected series under the Indenture (voting together as a single class). Most changes fall into this category, except for clarifying changes and certain other specified changes that would not adversely affect holders of the notes in any material respect, which do not require any vote of the holders. A majority vote is required to waive any past default, except a failure to pay principal or interest and default in certain covenants and provisions of the Indenture that cannot be amended without the consent of the holder of each note of an affected series.

Governing Law

The Indenture provides that it and each series of the notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default of which a responsible officer of the Trustee shall have actual knowledge, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default with respect to a series of the notes of which a responsible officer of the Trustee shall have actual knowledge, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of us, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Book-Entry Settlement

We will issue each series of the notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee in accordance with arrangements between DTC and the Trustee.

If you wish to hold notes through the DTC system, you must either be a direct participant in DTC or hold through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with DTC. For those holders of notes outside the United States, Euroclear and Clearstream (both described below) participate in DTC through their New York depositaries (each, a “U.S. Depositary”). Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants or through other indirect participants that have access through direct participants.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global notes through these participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Indenture or the notes. The ability of Euroclear or Clearstream to take actions as a holder of the notes under the Indenture will be limited by the ability of their respective U.S. Depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

The information in this section, including the subsections below, concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources we believe to be reliable, but we make no representation or warranty with respect to this information. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. We and the Trustee will not be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures, or for the performance by direct or indirect participants of their obligations under the rules and procedures of the clearance systems.

Transfers within DTC, Euroclear and Clearstream will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold or who will hold any notes through DTC and investors who hold or will hold any notes through Euroclear or Clearstream will be effected in DTC through the respective U.S. Depositaries of Euroclear and Clearstream.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the Indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the Indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of that holder under the Indenture or the global note of the applicable series of the notes.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with notes held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

The laws of some states require certain purchasers of notes to take physical delivery of the notes in definitive form. These laws may impair your ability to transfer beneficial interests in the global note or notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global note or notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

The Depository Trust Company

DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act;

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and other organizations;

•	DTC is owned by a number of its direct participants and by NYSE Euronext and the Financial Industry Regulatory Authority, Inc.;

•

access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its participants are on file with the SEC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear and Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the U.S. Depositaries for Euroclear or Clearstream.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to

Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System (the “Euroclear Terms and Conditions”) and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear Operator.

Certificated Notes

We will issue certificated notes of a series to each person that DTC identifies as the beneficial owner of the notes represented by the global notes of such series upon surrender by DTC of the global notes of such series only if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for the global notes of such series, or DTC ceases to be a clearing agency registered under the Exchange Act, and in each case we have not appointed a successor depositary within 90 days of that notice; or

•	an Event of Default with respect to such series of the notes has occurred and is continuing and a holder of notes of such series requests the issuance of certificated notes of such series.

We and the Trustee will not be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes we are offering. This discussion applies to you only if you acquire notes in the offering at the offering price and you hold your notes as capital assets for tax purposes (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances. This discussion does not address the effect of any applicable state, local, non-U.S. or other tax laws, including gift and estate tax laws and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to you if you are a member of a class of investors subject to special rules, such as:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings;

•	a bank, thrift or other financial institution;

•	a life insurance company;

•	a regulated investment company or real estate investment trust;

•	a tax-exempt organization;

•	a person that owns notes that are a hedge or that are hedged against interest rate risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;

•	a person that purchases or sells notes as part of a wash sale for tax purposes;

•	a U.S. expatriate or former long-term resident; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If you purchase notes at a price other than the offering price identified on the cover, the rules under the Internal Revenue Code of 1986, as amended (the “Code”) regarding market discount or amortizable bond premium may also apply to you. You should consult your tax advisor regarding the application of these rules.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws and guidance are subject to change, possibly on a retroactive basis.

If an entity or arrangement treated as a partnership for U.S. tax purposes holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the notes.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

U.S. Holders

This subsection describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a note and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a domestic corporation,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a U.S. holder, this subsection does not apply to you and you should refer to “Non-U.S. Holders” below.

As described elsewhere in this prospectus supplement, the amount and timing of payments on the SMR notes are subject to a contingency in the event that the MarketAxess Acquisition is not consummated on or prior to the outside date or the Merger Agreement is terminated at any time prior to the outside date. See “Description of Notes—Redemption—Special Mandatory Redemption.” This contingency may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under these regulations, however, a contingency will generally be disregarded for this purpose and not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingency is remote or incidental or if it is significantly more likely than not that the contingency will not occur. We believe that it is significantly more likely than not that the contingent payment described above will not be paid and we therefore intend to take the position that such contingency will not cause the SMR notes to be treated as contingent payment debt instruments. You may not take a contrary position unless you disclose such contrary position in the proper manner to the IRS. You should consult your own tax advisors with respect to the contingency described herein. The remainder of this discussion assumes that the notes, including the SMR notes, will not be treated as contingent payment debt instruments.

Payments of Interest. You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. It is expected, and this discussion assumes, that the notes will be issued with less than de minimis original issue discount for U.S. federal income tax purposes.

Sale, Exchange or Retirement of the Notes. You will generally recognize capital gain or loss on the sale, exchange or retirement of your note equal to the difference between the amount you realize on the sale, exchange or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your note. Your tax basis in a note is generally your cost of the note. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates if the property is held for more than one year.

Non-U.S. Holders

This subsection describes the tax consequences to a Non-U.S. holder. You are a Non-U.S. holder if you are the beneficial owner of a note and you are, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a note.

If you are a U.S. holder, this subsection does not apply to you.

Under U.S. federal income tax law, and subject to the discussions of effectively connected income, FATCA withholding and backup withholding below, if you are a Non-U.S. holder of a note:

•	we and other U.S. payors generally will not be required to deduct U.S. withholding tax from payments of principal and interest to you if, in the case of payments of interest:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of ICE entitled to vote,

•	you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership, and

•	either:

•

you have furnished to the U.S. payor an IRS Form W-8BEN, an IRS Form W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

•

in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as the beneficial owner of the payment for U.S. federal income tax purposes and as a non-United States person,

•	the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

•

a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

•

a qualified intermediary (generally a non-U.S. financial institution or clearing organization or a non-U.S. branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

•	a U.S. branch of a non-U.S. bank or one of certain other non-U.S. financial institutions,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for U.S. federal income tax purposes, the beneficial owner of the payment on the notes in accordance with Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

•	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

•

certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN, an IRS Form W-8BEN-E or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

•	to which is attached a copy of the IRS Form W-8BEN, an IRS Form W-8BEN-E or acceptable substitute form, or

•

the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for U.S. federal income tax purposes, the beneficial owner of the payments on the notes in accordance with Treasury regulations; and

•	no deduction for any U.S. withholding tax will be made from any gain that you realize on the sale or exchange of your note.

If you do not satisfy the requirements above, subject to the discussion of effectively connected income below, interest paid to you generally will be subject to a 30% U.S. federal withholding tax. However, in this case, you generally will be entitled to a reduction in or an exemption from withholding on interest if you provide a properly executed IRS Form W-8BEN or W-8BEN-E claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and your country of residence.

Notwithstanding the foregoing, if interest or gain on a note is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S.

permanent establishment or fixed base maintained by you), you will generally be taxed in the same manner as a U.S. holder (see “—U.S. Holders” above). In this case, you will be exempt from withholding tax on interest, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You are urged to consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

FATCA Withholding

Pursuant to provisions of the Code commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Interest that you receive in respect of the notes could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold notes through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the information reporting required under FATCA. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Backup Withholding and Information Reporting

In general, if you are a noncorporate U.S. holder, we and other payors are required to report to the IRS all payments of principal and interest on your note. In addition, we and other payors are required to report to the IRS any payment of proceeds of the sale of your note before maturity within the United States. Additionally, backup withholding may apply to any payments if you fail to provide an accurate taxpayer identification number, or (in the case of interest payments) you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your U.S. federal income tax returns.

In general, if you are a Non-U.S. holder, we and other payors are required to report payments of interest on your notes on IRS Form 1042-S. Payments of principal will not be subject to information reporting and backup withholding and payments of interest to you will otherwise not be subject to backup withholding, provided that the certification requirements described above under “—Non-U.S. Holders” are satisfied or you otherwise establish an exemption. In addition, payment of the proceeds from the sale of notes effected at a U.S. office of a broker will not be subject to backup withholding and information reporting if either (i) you have furnished to the payor or broker an appropriate IRS Form W-8, an acceptable substitute form or other documentation upon which it may rely to treat the payment as made to a non-United States person or (ii) you otherwise establish an exemption.

In general, payment of the proceeds from the sale of a note effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting and, in the case of U.S. holders, backup withholding in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States. You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by timely filing a refund claim with the IRS.

UNDERWRITING

BofA Securities, Inc., Wells Fargo Securities, LLC, MUFG Securities Americas Inc., Citigroup Global Markets Inc., Fifth Third Securities, Inc. and PNC Capital Markets LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriters	Principal Amount of Floating Rate Notes	Principal Amount of 20 Notes	Principal Amount of 20 Notes	Principal Amount of 20 Notes	Principal Amount of 20 Notes
BofA Securities, Inc.		$	$	$	$
Wells Fargo Securities, LLC
MUFG Securities Americas Inc.
Citigroup Global Markets Inc.
Fifth Third Securities, Inc.
PNC Capital Markets LLC

Total	$	$	$	$	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the floating rate notes,     % of the principal amount of the 20   notes,     % of the principal amount of the 20   notes ,     % of the principal amount of the 20   notes and     % of the principal amount of the 20   notes. The underwriters may allow, and such dealers may reallow, a discount to certain other dealers not in excess of     % of the principal amount of the floating rate notes,     % of the principal amount of the 20   notes,     % of the principal amount of the 20   notes,     % of the principal amount of the 20   notes and     % of the principal amount of the 20   notes. After the initial offering, the public offering prices, concessions or any other terms of the offering may be changed.

The expenses of the offering, not including the underwriting discounts, are estimated at $     million and are payable by us.

New Issue of Notes

Each series of the notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system.

We have been advised by the underwriters that they presently intend to make a market in the notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop or are not maintained, the market prices and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the markets for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Extended Settlement Cycle

It is expected that delivery of the notes will be made against payment thereof on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the seventh Business Day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle on the first Business Day following the day of trade, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the Business Day before delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the scheduled settlement date should consult their own advisors.

No Sales of Similar Securities

ICE has agreed that it will not, for a period commencing on the date of the underwriting through the closing date of the offering of the notes, without first obtaining the prior written consent of the representatives, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the prices of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market prices of the notes or preventing or retarding a decline in the market prices of the notes. As a result, the prices of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

An affiliate of Wells Fargo Securities, LLC acts as administrative agent and an affiliate of BofA Securities, Inc. acts as syndication agent under our revolving credit agreement (the “Revolving Credit Agreement”). BofA Securities Inc. and its affiliates are also parties to the Commitment Letter for the Bridge Facility, pursuant to which they have committed to provide us with financing for the MarketAxess Acquisition and may receive a customary fee for their services in connection therewith. The commitments of the Commitment Parties under the Bridge Facility will be reduced by the gross proceeds received by us from this offering. Affiliates of certain of the underwriters are lenders under the Revolving Credit Agreement. Certain of the underwriters or their affiliates are dealers under our commercial paper program. In addition, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, to the best of our knowledge, no action has been taken by us or the underwriters that would permit a public offering of the notes in any jurisdiction where action for that purpose is required. The notes may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any notes offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Sales of the notes in the United States by any underwriter that is not a broker-dealer registered with the SEC will be made only through one or more U.S.-registered broker-dealers in compliance with applicable securities laws and the rules of FINRA.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended) (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, (A) a “retail investor” means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended); or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”), and (B) an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to buy or subscribe for the notes. Consequently, no disclosure document required by the Financial Conduct Authority’s Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in the UK falls within one of the exceptions specified in Part 1 of Schedule 1 of the POATRs.

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of Section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) by a person authorized under the FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the UK only in circumstances in which Section 21(1) of the FSMA does not apply to the Company.

In addition, in the United Kingdom, the notes may not be offered other than by an underwriter that:

(a) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes which are the subject of any offering contemplated by this prospectus supplement and any accompanying prospectus in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the UK.

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons who are outside the UK, or if in the UK, persons that are (1): investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order; or (3) other persons to whom the prospectus supplement and the accompanying prospectus may otherwise lawfully be communicated (each such person being referred to as a “Relevant Person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the UK. The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, a Relevant Person. Any person in the UK that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement or accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement or accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

Notice to Prospective Investors in South Korea

The notes have not been and will not be registered with the Financial Services Commission of South Korea under the Financial Investment Services and Capital Markets Act of South Korea. Accordingly, the notes have not been and will not be offered, sold or delivered, directly or indirectly, in South Korea or to, or for the account or benefit of, any resident of South Korea (as defined in the Foreign Exchange Transactions Law of South Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable South Korean laws and regulations. Furthermore, the purchaser of the notes shall comply with all applicable regulatory requirements in connection with the purchase of the notes.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and accordingly have not been and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and no advertisement, invitation or document relating to the notes has been or will be issued or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the notes may not be offered or sold, or made the subject of an invitation for subscription or purchase, nor may this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the notes be circulated, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

VALIDITY OF SECURITIES

The validity of the notes offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Intercontinental Exchange, Inc. and its subsidiaries appearing in Intercontinental Exchange, Inc.‘s Annual Report (Form 10-K) for the year ended December 31, 2025, and the effectiveness of Intercontinental Exchange, Inc. and its subsidiaries’ internal control over financial reporting as of December 31, 2025, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

INTERCONTINENTAL EXCHANGE, INC.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Purchase Contracts

Units

Intercontinental Exchange, Inc. (“ICE”) may, from time to time, in one or more series, offer to sell the securities identified above. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in the applicable prospectus supplement to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by the applicable prospectus supplement describing the method and terms of the applicable offering.

One or more selling stockholders may use this prospectus in connection with their resales of shares of common stock from time to time in amounts, at prices and on terms that will be determined at the time of the applicable offering. Information about any selling stockholder and its resale of shares of common stock, including the relationship between such selling stockholder and ICE and the amounts, prices and other terms of the applicable offering, will be included in the applicable prospectus supplement, if required.

Our common stock is listed on the New York Stock Exchange under the symbol “ICE”.

We may offer and sell the securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.

You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you make your investment decision.

Investing in the securities involves certain risks. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you make your investment decision. See “Risk Factors” beginning on page 20 in ICE’s Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated herein by reference, as well as any additional risk factors included in, or incorporated by reference into, the applicable prospectus supplement for a description of the factors you should consider before deciding to invest in any of our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 1, 2024

Neither ICE nor any selling stockholder has authorized anyone to provide you with information other than the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein as described under “Where You Can Find More Information,” or any free writing prospectus that ICE files with the Securities and Exchange Commission. Neither ICE nor any selling stockholder takes any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. This prospectus, the accompanying prospectus supplement and any such free writing prospectus may be used only for the purposes for which they have been published. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date on the cover page of this prospectus. Our business, financial condition, results of operations or prospects may change after such date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that the registrant has filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, ICE or one or more selling stockholders may offer the securities described in this prospectus in one or more offerings. Each time ICE sells securities, it will provide a prospectus supplement along with this prospectus that will contain specific information about the terms of the offering. The specific manner in which shares of common stock may be offered by selling stockholders will be described in a prospectus supplement to this prospectus, if required. The accompanying prospectus supplement may also add, update or change information contained in this prospectus. If information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under “Where You Can Find More Information.”

Unless the context otherwise requires, in this prospectus, “we,” “our” or “us” refers to ICE.

WHERE YOU CAN FIND MORE INFORMATION

ICE is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public through the SEC’s Internet site at http://www.sec.gov or on our Internet site at http://www.ice.com. Except for the documents referred to under this caption “Where You Can Find More Information” in this prospectus or any accompanying prospectus supplement which are specifically incorporated by reference into this prospectus or any accompanying prospectus supplement, information contained on ICE’s website or that can be accessed through its website is not incorporated into and does not constitute a part of this prospectus or any accompanying prospectus supplement. ICE has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

The registrant has filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s Internet site.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC on or after the date of this prospectus and prior to the termination of the applicable offering of securities by means of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed by us with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report of Intercontinental Exchange, Inc. on Form 10-K for the fiscal year ended December 31, 2023, filed on February 8, 2024 (File No. 001-36198);

•

The financial statements of Bakkt Holdings, Inc. as of and for the year ended December 31, 2022 included as Exhibit 99.1 to Amendment No. 2 to the Annual Report of Intercontinental Exchange, Inc. on Form 10-K/A for the fiscal year ended December 31, 2022, filed on March 24, 2023 (File No. 001-36198);

•

Definitive Proxy Statement on Schedule 14A for Intercontinental Exchange, Inc.’s 2023 Annual Meeting of Stockholders filed with the SEC on March  31, 2023 (but only for the information set forth therein that is incorporated by reference into Part III of Intercontinental Exchange, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022) (File No. 001-36198);

•	Current Report of Intercontinental Exchange, Inc. on Form 8-K filed on March 1, 2024 (Item 8.01 only) (File No. 001-36198); and

•

All documents filed by Intercontinental Exchange, Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and before the termination of the applicable offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 5660 New Northside Drive, Atlanta, GA 30328, telephone (770) 857-4700.

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference in this prospectus statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Any statements contained or incorporated by reference herein that are not statements of historical fact may be forward-looking statements. These forward-looking statements relate to future events or our future financial performance and are based on our beliefs and assumptions, as well as the information available to us. They involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance, cash flows, financial position or achievements to differ materially from those expressed or implied by these statements. Forward-looking statements may be introduced by or contain terminology such as “may,” “will,” “should,” “could,” “would,” “targets,” “goal,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or the antonyms of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, cash flows, financial position or achievements. Accordingly, we caution you not to place undue reliance on any forward-looking statements we may make. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any of these statements to reflect events or circumstances occurring, except as required by the federal securities laws. New factors may emerge and it is not possible to predict all factors that may affect our business and prospects. See “Risk Factors” below for information regarding important risk factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements.

INTERCONTINENTAL EXCHANGE

We are a leading global provider of technology and data to a broad range of customers including financial institutions, corporations and government entities. Our products, which span major asset classes including futures, equities, fixed income and U.S. residential mortgages, provide our customers with access to mission critical tools that are designed to increase asset class transparency and workflow efficiency. Although we report our results in three reportable business segments, we operate as one business, leveraging the collective expertise, particularly in data services and technology, that exists across our platforms to inform and enhance our operations. Our segments are as follows:

•

Exchanges: We operate regulated marketplace technology for the listing, trading and clearing of a broad array of derivatives contracts and financial securities as well as data and connectivity services related to those venues.

•

Fixed Income and Data Services: We provide fixed income pricing, reference data, indices, analytics and execution services as well as global credit default swaps, or CDS, clearing and multi-asset class data delivery technology.

Mortgage Technology: We provide a technology platform that offers customers comprehensive, digital workflow tools that aim to address inefficiencies and mitigate risks that exist in the U.S. residential mortgage market life cycle, from application through closing, servicing and the secondary market.

The majority of our identifiable assets are located in the United States and the United Kingdom.

Our principal executive offices are located at 5660 New Northside Drive, 3rd Floor, Atlanta, Georgia 30328. Our main telephone number is (770) 857-4700, and our website is www.ice.com.

RISK FACTORS

Investing in securities issued by ICE involves risks. Before you invest in any of our securities, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in the Annual Report of Intercontinental Exchange, Inc. on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated in this prospectus by reference. See “Where You Can Find More Information” above for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities in the manner set forth in the applicable prospectus supplement, which may include general corporate purposes.

ICE will not receive any proceeds from the sale of shares of common stock by any selling stockholder.

DESCRIPTION OF SECURITIES

We may use this prospectus to offer securities from time to time in one or more offerings. The applicable prospectus supplement will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We may offer and sell the securities to or through one or more underwriters, dealers or agents, or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Common Stock

We or any selling stockholder may sell shares of our common stock, par value $0.01 per share.

The following summary is a description of the material terms of ICE’s capital stock. You should also refer to (1) the sixth amended and restated certificate of incorporation of ICE (as amended from time to time, the “certificate of incorporation”), (2) the ninth amended and restated bylaws of ICE (as amended from time to time, the “bylaws”), and (3) the applicable provisions of the Delaware General Corporation Law.

Pursuant to the certificate of incorporation, ICE’s authorized capital stock consists of one billion six hundred million (1,600,000,000) shares, each with a par value of $0.01 per share, of which:

•	one hundred million (100,000,000) shares are designated as preferred stock; and

•	one billion five hundred million (1,500,000,000) shares are designated as common stock.

All outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued and sold, validly issued, fully paid and nonassessable.

Holders of ICE’s common stock have the following rights, privileges and limitations:

•

Voting: Each share of common stock is entitled to one vote per share, provided that for so long as ICE directly or indirectly controls a national securities exchange registered under Section 6 of the Exchange Act (each such national securities exchange so controlled, an “Exchange”), no person, either alone or together with its related persons (as that term is defined in Article V of the certificate of incorporation), is entitled to vote or cause the voting of shares of ICE stock representing in the aggregate more than 10% of the then outstanding votes entitled to be cast on such matter. ICE will disregard any votes cast in excess of the 10% voting limitation unless the ICE board of directors expressly permits a person, either alone or together with its related persons, to exercise a vote in excess of the voting limitation and the SEC approves such vote.

•

Ownership: For so long as ICE directly or indirectly controls an Exchange, no person, either alone or together with its related persons, may beneficially own shares of stock representing in the aggregate more than 20% of the then outstanding votes entitled to be cast on any matter. The 20% ownership limitation will apply unless the ICE board of directors expressly permits a person, either alone or together with its related persons, to own shares in excess of the limitation and the SEC approves such exception. If no such permission is granted and approved, any person who owns shares of ICE stock in excess of the 20% ownership threshold will be obligated to sell, and ICE will be obligated to purchase, at par value the number of shares held by such person above the ownership limitation.

•

Dividends and distributions: The holders of shares of ICE common stock have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by the ICE board of directors from legally available assets or funds.

•

Liquidation, dissolution or winding-up: In the event of the liquidation, dissolution or winding-up of ICE, holders of the shares of common stock are entitled to share equally, share-for-share, in the assets available for distribution after payment of all creditors and the liquidation preferences of any ICE preferred stock.

•

Restrictions on transfer: Neither the certificate of incorporation nor the bylaws contain any restrictions on the transfer of shares of ICE common stock, although restrictions on transfer may be imposed under applicable securities laws.

•	Redemption, conversion or preemptive rights: Holders of shares of common stock have no redemption or conversion rights or preemptive rights to purchase or subscribe for ICE securities.

•	Other provisions: There are no sinking fund provisions applicable to the common stock, nor is the common stock subject to calls or assessments by ICE.

The rights, preferences, and privileges of the holders of shares of ICE common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that ICE may designate and issue in the future. As of the date of this prospectus, there are no shares of preferred stock outstanding.

Limitation of Liability and Indemnification Matters

The certificate of incorporation provides that no ICE director will be liable to ICE or its stockholders for monetary damages for breach of fiduciary duty as a director, except in those cases in which liability is mandated by the Delaware General Corporation Law, and except for liability for breach of the director’s duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, or any transaction from which the director derived any improper personal benefit. The bylaws provide for indemnification, to the fullest extent permitted by law, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or senior officer of ICE or, at the request of ICE, serves or served as a director, officer, partner, member, employee or agent of any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. The bylaws also provide that, to the extent authorized from time to time by the ICE board of directors, ICE may provide to any one or more other persons rights of indemnification and rights to receive payment or reimbursement of expenses, including attorneys’ fees.

Section 203 of the Delaware General Corporation Law

ICE is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner or a certain level of stock is acquired upon consummation of the transaction in which the person became an interested stockholder. A business combination includes, among other things, a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns (or, in certain cases, within three years prior, did own) 15% or more of the corporation’s outstanding voting stock. Under Section 203 of the Delaware General Corporation Law, a business combination between ICE and an interested stockholder is prohibited during the relevant three-year period unless it satisfies one of the following conditions:

•

prior to the time the stockholder became an interested stockholder, the ICE board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of ICE voting stock outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers); or

•

the business combination is approved by the ICE board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of ICE outstanding voting stock that is not owned by the interested stockholder.

Certain Anti-Takeover Matters

The certificate of incorporation and bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the ICE board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Board of Directors

Vacancies and newly created seats on the ICE board of directors may be filled only by the ICE board of directors. Generally, only the ICE board of directors may determine the number of directors on the ICE board of directors. However, if the holders of any class or classes of stock or series thereof are entitled to elect one or more directors, then the number of directors elected by the holders of such stock will be determined according to the terms of the stock and pursuant to the resolutions relating to the stock. The inability of stockholders to determine the number of directors or to fill vacancies or newly created seats on the ICE board of directors makes it more difficult to change the composition of the ICE board of directors. These provisions are designed to promote a continuity of existing management.

Advance Notice Requirements

The bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of ICE stockholders. These procedures provide that notice of such stockholder proposals must be timely given in writing to the ICE secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of ICE not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the bylaws.

Proxy Access

The bylaws provide that qualified stockholders can nominate candidates for election to the ICE board of directors if such stockholders comply with the requirements contained in our bylaws within the designated time periods. Under the proxy access provisions of our bylaws, any stockholder (or group of up to 20 stockholders) owning 3% or more of our common stock continuously for at least three years may nominate up to two individuals or 20% of the ICE board of directors, whichever is greater, as director candidates for election to the ICE board of directors, and require us to include such nominees in our annual meeting proxy statement if the stockholders and nominees satisfy the requirements contained in our bylaws. These procedures provide that notice of such stockholder proposals must be timely given in writing to the ICE secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of ICE no earlier than the close of business 150 calendar days and no later than the close of business 120 calendar days before the anniversary date that we mailed our proxy materials for the annual meeting for the preceding year. The notice must contain certain information specified in the bylaws.

Adjournment of Meetings of Stockholders Without a Stockholder Vote

The bylaws permit the chair of the meeting of stockholders, who is appointed by the ICE board of directors, to adjourn any meeting of stockholders for a reasonable period of time without a stockholder vote.

Special Meetings of Stockholders

The certificate of incorporation and bylaws provide that special meetings of the stockholders may be called by (1) the ICE board of directors, (2) the chair of the ICE board of directors, (3) the chief executive officer, or (4) the secretary upon the receipt of a written request of (and subject to compliance with procedures specified in the bylaws by) one or more holders of record holding as of the date of the secretary’s receipt of such written request shares of ICE common stock representing in the aggregate at least 20% of the shares of ICE common stock outstanding at such time that would be entitled to vote at the meeting.

No Written Consent of Stockholders

The certificate of incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting. The certificate of incorporation does not permit holders of shares of ICE common stock to act by written consent without a meeting.

Amendment of Certificate of Incorporation and Bylaws

The certificate of incorporation provides that ICE reserves the right to amend or repeal any provision contained in the certificate of incorporation in any manner permitted by law, and all rights conferred upon stockholders in the certificate of incorporation are granted subject to this reservation. Under the DGCL, an amendment to the certificate of incorporation generally requires (1) the approval of the board of directors, (2) the approval of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (3) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any.

Subject to certain exceptions, the ICE board of directors is expressly authorized to adopt, amend or repeal any or all of the ICE bylaws at any time. ICE stockholders may adopt, amend or repeal any of the bylaws by an affirmative vote of the holders of a majority of the voting power of all outstanding ICE common stock and all other outstanding shares of stock of ICE entitled to vote on the matter, with such outstanding shares of ICE common stock and other stock considered for this purpose as a single class.

For so long as ICE shall control, directly or indirectly, any Exchange, before any amendment or repeal of any provision of the bylaws or the certificate of incorporation may become effective, it must be submitted to the boards of directors of each Exchange. If any of these boards of directors determines that the amendment or repeal must be filed with, or filed with and approved by, the SEC under Section 19 of the Exchange Act, then the amendment or repeal shall not be effectuated until filed with, or filed with and approved by, as applicable, the SEC.

Blank Check Preferred Stock

The certificate of incorporation provides for one hundred million (100,000,000) authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the ICE board of directors to render more difficult or to discourage an attempt to obtain control of ICE by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the ICE board of directors were to determine that a takeover proposal is not in the best interests of ICE, the ICE board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, the certificate of incorporation grants the ICE board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control. The ownership limitations described above under “Common Stock” are applicable to holders of preferred stock, and, to the extent holders of shares of preferred stock are entitled to vote on a matter, the voting limitations described above under “Common Stock” would also be applicable to holders of preferred stock. The ICE board of directors currently does not intend to seek stockholder approval prior to any issuance of shares of preferred stock, unless otherwise required by law.

Listing

ICE’s common stock is listed on the New York Stock Exchange under the symbol “ICE”.

Transfer Agent

The transfer agent for ICE common stock is Computershare Investor Services.

Preferred Stock; Depositary Shares

Under our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series. To establish a series of preferred stock, our board must set the terms thereof. We may sell shares of our preferred stock, par value of $0.01 per share, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the liquidation preference of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Debt Securities—Senior Debt Securities and Subordinated Debt Securities

We may sell debt securities, including senior debt securities and subordinated debt securities, which may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of any debt securities that we may issue from time to time.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called an indenture. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture, in each case, with the specific terms and conditions set forth in a supplemental indenture or company order. Unless otherwise specified in the applicable prospectus supplement, our senior debt securities will be issued in one or more series under the senior debt indenture, dated as of August 13, 2018, between ICE and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee. Computershare Trust Company, N.A. will also be appointed to act as the paying agent, conversion agent, registrar and custodian with regard to the senior debt securities. The indenture relating to our senior debt securities is filed as an exhibit to the registration statement of which this prospectus is a part. Unless otherwise specified in the applicable prospectus supplement, our subordinated debt securities will be issued in one or more series under an indenture, to be entered into between ICE and Computershare Trust Company, N.A., as trustee, or a different trustee named in such indenture. The form of indenture relating to our subordinated debt securities is filed as an exhibit to the registration statement of which this prospectus is a part.

Unless otherwise stated in the applicable prospectus supplement, the aggregate principal amount of debt securities that may be issued under the applicable indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time. The prospectus supplement relating to any series of debt securities will describe the specific terms of such debt securities. Unless otherwise stated in the applicable prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless otherwise stated in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

ICE expects the debt securities to be issued in fully registered form without coupons. Subject to the limitations provided in the applicable indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Unless otherwise stated in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

The debt securities and the indentures under which the debt securities will be issued will be governed by and construed in accordance with the law of the State of New York.

Warrants

We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Purchase Contracts

We may issue purchase contracts, including contracts obligating holders to purchase from, or to sell to, us, and obligating us to sell to, or to purchase from, the holders, a specified number of shares of our common stock, preferred stock or depositary shares at a future date or dates. The price per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The applicable prospectus supplement will describe the terms of the purchase contracts, including, if applicable, collateral or depositary arrangements.

Units

We may issue units consisting of one or more purchase contracts and beneficial interests in any of our securities described in the applicable prospectus supplement, securing the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the purchase contracts. The applicable prospectus supplement will describe the terms of the units, including, if applicable, collateral or depositary arrangements.

PLAN OF DISTRIBUTION

We or any selling stockholder may sell securities from time to time to purchasers directly, through broker-dealers acting as agents, dealers, or underwriters or through a combination of any of those methods of sale or as otherwise described in the applicable prospectus supplement, if required.

The distribution of the securities may be made from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices.

VALIDITY OF SECURITIES

The validity of the securities offered by this prospectus will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Intercontinental Exchange, Inc. and subsidiaries appearing in ICE’s Annual Report on Form 10-K for the year ended December 31, 2023, and the effectiveness of ICE’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Bakkt Holdings, Inc., which we refer to as “Bakkt,” appearing in ICE’s amended Annual Report on Form 10-K/A for the year ended December 31, 2022 filed on March 24, 2023 pursuant to Rule 3-09 of Regulation S-X, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are, and Bakkt audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

INTERCONTINENTAL EXCHANGE, INC.

$     FLOATING RATE SENIOR NOTES DUE 20

$     % SENIOR NOTES DUE 20

$     % SENIOR NOTES DUE 20

$     % SENIOR NOTES DUE 20

$     % SENIOR NOTES DUE 20

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Securities	Wells Fargo Securities

MUFG (for the 20 notes)	Citigroup (for the floating rate notes and 20 notes)	Fifth Third Securities (for the 20 notes)	PNC Capital Markets LLC (for the 20 notes)

   , 2026